Exhibit 10.9

SECOND AMENDED AND RESTATED

SUBORDINATED CREDIT AGREEMENT

Between and Among

U.S. BANK NATIONAL ASSOCIATION

as Lender

MACKIE DESIGNS INC.

as Borrower

and

MACKIE DESIGNS MANUFACTURING, INC.,
SIA SOFTWARE COMPANY, INC.,
and MACKIE INVESTMENT CO.

as Guarantors

Dated March 31, 2003

i

(e) Judgment

(f) Dissolution

(g) Assignment for Benefit of Creditors

(h) Involuntary Bankruptcy

(i) Voluntary Bankruptcy

(j) Default on Material Indebtedness

(k) Enforceability Challenge

(l) ERISA Noncompliance

(m) Change of Control

(n) Enforcement Proceeding

(o) Material Adverse Effect

(p) EAW Fire Proceeding

(q) Other Defaults

Section 7.2	Consequences of Default

Section 7.3	Remedies Following Acceleration

Section 7.4	U.S. Bank’s Rights Subject to Limitations of the Intercreditor Agreement

ARTICLE VIII	MISCELLANEOUS TERMS AND CONDITIONS

Section 8.1	No Waivers; Remedies Cumulative

Section 8.2	Governing Law

Section 8.3	Consent to Jurisdiction and Venue; Waiver of Immunities

Section 8.4	Notices

Section 8.5	Indemnification of U.S. Bank

Section 8.6	Amendments and Waivers

Section 8.7	Counterparts

Section 8.8	Waiver of Jury Trial

Section 8.9	Assignment of Rights or Obligations

Section 8.10	Severability

Section 8.11	Entire Agreement

Section 8.12	Interpretation

Section 8.13	Headings

Section 8.14	Construction

Section 8.15	Statutory Notice

v

SECOND AMENDED AND RESTATED
SUBORDINATED CREDIT AGREEMENT

This Second Amended and Restated Subordinated Credit Agreement (the “Agreement”) is entered into on March 31, 2003, between and among U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”); MACKIE DESIGNS INC. (“Mackie”); and MACKIE DESIGNS MANUFACTURING, INC., SIA SOFTWARE COMPANY, INC, and MACKIE INVESTMENT CO. (collectively, the “Guarantors”).

RECITALS

A.                                   Mackie and U.S. Bank are parties to that certain Amended and Restated Credit Agreement dated as of April 30, 2002 (as modified and amended by the First Amendment to Amended and Restated Credit Agreement dated as of September 19, 2002, and by the Forbearance Agreement dated as of February 21, 2003, the “Existing Credit Agreement”)

B.                                     Mackie and Congress Financial Corporation (Florida), in its capacity as agent for the Lenders (as defined in the CFC Loan Agreement) (“CFC”) are prepared to enter into financing arrangements whereby the Lenders will extend a revolving credit facility and a term loan to Mackie.  Contemporaneously with the closing of the transaction with CFC, Mackie is prepared to repay all but $11,000,000 of the amount it owes U.S. Bank pursuant to the Existing Credit Agreement and the promissory notes executed by Mackie in connection therewith, provided that U.S. Bank makes an $11,000,000 term loan to Mackie (the “New Term Loan”) on the basis set forth in this Agreement.

C.                                     This Agreement sets forth the terms and conditions on which U.S. Bank will extend the New Term Loan to Mackie.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, U.S. Bank and Mackie agree that the Existing Credit Agreement is and shall be hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Defined Terms.  The following terms shall have the meanings set forth below when used in this Agreement:

“Additional Interest Payment” has the meaning specified in Section 2.3 of this Agreement.

“Adjusted EBITDA” means for any year EBITDA of Mackie and its Subsidiaries less (a) cash payments of principal and interest on debt during the year in question (excluding principal payments on the CFC Facility, other than payments accompanied by a permanent reduction in availability under the CFC Facility, and payments made in respect of Banco Mediocredito debt payable in June 2003 with cash reserves that were set aside prior to the start of Mackie’s

2003 fiscal year), (b) cash income taxes paid by Mackie and its Subsidiaries during the year in question, (c) any change in Consolidated Working Capital during the year in question (which change would be an addition to EBITDA if positive and a deduction from EBITDA if negative), other than any change resulting from payments made in respect of Banco Mediocredito debt payable in June 2003 with cash reserves that were set aside prior to the start of Mackie’s 2003 fiscal year, (d) the lesser of (i) unfunded capital expenditures of Mackie and its Subsidiaries paid in cash during the year in question, or (ii) the maximum amount of capital expenditures permitted during the year in question pursuant to the terms of the CFC Loan Agreement, (e) all management fees paid or accrued, (f) all non-cash credits, and (g) all non-cash income.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person that beneficially owns or holds 15 percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds 15 percent or more of any class of Voting Stock or in which such Person beneficially owns or holds 15 percent or more of the equity interests, and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement, or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as amended, modified, renewed, restated, or supplemented from time to time.

“Annual Excess Cash Flow Amount” has the meaning specified in Section 2.6 of this Agreement.

“Base Amount” has the meaning specified in Section 6.18 of this Agreement.

“Belgian Guaranty” means the letter (undated) from Mackie and Mackie Designs (Belgium) BVBA (“Mackie Belgium”) in favor of KBC Bank N.V., with respect to the outstanding obligations of Sydec NV (as predecessor-in-interest to Mackie Belgium) to KBC Bank N.V.

“Blockage Period” has the meaning specified in the Intercreditor Agreement.

“Business Day” means any day except a Saturday, Sunday, or other day on which national banks in the state of Washington are authorized or required by law to close.

“Capital Expenditures” means all expenditures for, or contracts for expenditures for, any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions, or additions thereto, that have a useful life of more than one year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

“Capital Leases” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal, or mixed) by such Person as lessee that in accordance with GAAP is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company, or other equity interests at any time outstanding, and any and all rights, warrants, or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, (b) certificates of deposit or bankers’ acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of 180 days or less issued by an entity (except an Affiliate of Mackie or any Guarantor) organized under the laws of any state of the United States of America or the District of Columbia, and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $500,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America issued by any governmental agency thereof and backed by the full faith and credit of the United States of America maturing within 180 days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds that invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“CFC” means Congress Financial Corporation (Florida) and its successors and assigns and any replacement lender or agent under the CFC Loan Agreement.

“CFC Facility” means the credit facility extended to Mackie pursuant to the CFC Loan Agreement.

“CFC Loan Agreement” means the Loan and Security Agreement, dated of even date herewith, by and among CFC, as Senior Creditor Agent, CFC, and any other lenders from time to time party thereto, Mackie, and the Guarantors, as the same may be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced, or restructured (in whole or in part and including any agreement with, to, or in favor of any other lender or group of lenders that at any time refinances, replaces, or succeeds to all or any portion of the indebtedness evidenced and governed by the CFC Loan Agreement).

“Change of Control” means, other than as permitted in Section 6.7 of this Agreement, (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Mackie or any Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Mackie or any Guarantor or the adoption of a plan by the stockholders of Mackie or any Guarantor relating to the dissolution or liquidation of Mackie or such Guarantor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Mackie or the Board of Directors of Mackie; (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Mackie (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Mackie, was approved by a vote of at least 66 2/3 percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Mackie then still in office, unless the new directors have been appointed by a Permitted Holder; or (e) the failure of Sun Capital Partners II, L.P. and/or its Affiliates to collectively own and control, directly or indirectly, more than 50 percent of the total outstanding Voting Stock of either of Parent or Mackie.

“Closing Date” means the date on which all of the conditions set forth in Section 3.1 of this Agreement have been satisfied and the New Term Loan is made hereunder, but in no event shall such date be later than April 20, 2003.

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified, or supplemented, together with all rules, regulations, and interpretations thereunder or related thereto.

“Collateral” means all the personal property, tangible or intangible, now owned or hereafter acquired, in which U.S. Bank has been or is to be granted a security interest by Mackie, or any other Person, pursuant to the Security Agreements to secure the Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains, or any non-cash charges, non-cash credits, and non-cash income) after deducting all charges that should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary (other than Mackie or a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary shall be excluded.  For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

“Consolidated Working Capital” means (i) current assets of Mackie and its Subsidiaries on a consolidated basis at the time in question less (ii) current liabilities of Mackie and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP.  The term “Consolidated Working Capital” shall not include (a) cash, (b) Cash Equivalents, (c) current maturities of long-term Indebtedness, and (d) deferred taxes.

“Default” means any act, condition, or event that with notice or passage of time (including applicable grace periods, if any, expressly set forth in Section 7.1 of this Agreement) or both would constitute an Event of Default.

“Default Interest Rate” means 13 percent per annum.

“EAW Fire Proceeding” means any existing or future action, suit, proceeding or claim against Mackie or any Guarantor relating to the fire in or around the premises of Eastern Acoustic Works, Inc., that occurred in 1996.

“EBITDA” means, as to any Person, with respect to any period, an amount equal to (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization, and other non-cash charges (including, but not limited to, imputed interest, deferred compensation, and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) management fees paid or accrued during such period in accordance with Section 6.12(b)(ii) of this Agreement (to the extent deducted in the computation of Consolidated Net Income of such Person).

“ECF Excess Availability” means not less than $4,000,000 in Excess Availability for a 30-day period prior to the date on which payment of all or any portion of an Annual Excess Cash Flow Amount is due and pro-forma taking into account any payment proposed to be made in respect of an Annual Excess Cash Flow Amount.

“Environmental Laws” means all foreign, federal, state, and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Mackie or any Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation, or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life, or any other natural resource), or to occupational health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure, and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (x) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (y) applicable state counterparts to such laws, and (z) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, together with all rules and regulations thereunder or related thereto.

“ERISA Affiliate” means any person required to be aggregated with Mackie, any Guarantor, or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means the occurrence of any of the following:  (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the Pension Benefit Guaranty Corporation notice requirement has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) or with respect to which Mackie or any Guarantor or any of its or their respective Subsidiaries could reasonably be expected to have liability in excess of $250,000; (f) a complete or partial withdrawal by Mackie, any Guarantor, or any ERISA Affiliate from a Multiemployer Plan (or a cessation of operations that is treated as such a withdrawal), or notification that a Multiemployer Plan is in reorganization that could reasonably be expected to result in liability to Mackie or the Guarantors in excess of $250,000; (g) the filing of a notice of intent to terminate a Plan (other than a Multiemployer Plan), the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; or (h) the appointment by the Pension Benefit Guaranty Corporation of a trustee to administer any Plan.

“Event of Default” has the meaning set forth in Section 7.1 of this Agreement.

“Excess Availability” means, as to Mackie, the amount, as determined by CFC, calculated at any date, equal to:  (a) the lesser of (i) the Borrowing Base (as that term is defined in the CFC Loan Agreement) of Mackie and (ii) the Revolving Loan Limit (as defined in the CFC Loan Agreement) of Mackie (in each case under clauses (i) and (ii) after giving effect to any Reserves (as that term is defined in the CFC Loan Agreement) attributable to Mackie other than Reserves in respect of Letter of Credit Accommodations (as that term is defined in the CFC Loan Agreement)), minus (b) the sum of (i) the amount of all then outstanding and unpaid obligations of Mackie under the CFC Loan Agreement plus (ii) the amount of Reserves then established in respect of Letter of Credit Accommodations for the account of Mackie.

“Exchange Act” means the Securities Exchange Act of 1934, together with all rules, regulations, and interpretations thereunder or related thereto.

“Existing Credit Agreement” has the meaning specified in Recital A to this Agreement and includes any amendments, modifications, renewals, replacements, or restatements thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination consistently applied, except that, (a) for purposes of Sections 6.17 and 6.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to U.S. Bank prior to the date hereof and (b) if GAAP is used with respect to a Person that is not incorporated or formed under the laws of the United States of America or a political subdivision thereof, then GAAP shall mean the accounting principles, concepts and policies generally adopted and accepted in the jurisdiction of incorporation of such Person as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” has the meaning set forth in Section 4.2 of this Agreement and includes all amendments, modifications, renewals, replacements, or restatements thereof.

“Guarantors” means Mackie Designs Manufacturing Inc., Mackie Investment Co., and SIA Software Company, Inc., each of which is required to execute and deliver to U.S. Bank a Guaranty pursuant to the terms of this Agreement.

“Hazardous Materials” means any hazardous, toxic, or dangerous substances, materials, and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents, and/or any other similar substances, materials, or wastes and including any other substances, materials, or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“HIG” means H.I.G. Sun Partners, Inc., a Cayman Islands corporation.

“HIG Subordination Agreement” means the Subordination Agreement, dated of even date herewith, by and between U.S. Bank and HIG, as acknowledged by US Borrower and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Inactive Domestic Subsidiaries” means, collectively, Blackstone Technologies, Inc., and Mackie Industrial, Inc.

“Indebtedness” means, with respect to any Person, any liability of such Person, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures, or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (excluding an Affiliate) created, incurred, assumed, or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials, or services that is not overdue from the due date by more than 90 days (or in the case of accounts payable owing to Amoisonic, 120 days past the due date), unless the trade payable is being contested in good faith; provided that, for purposes of computing the amount of accounts payable of any Person owing to Amoisonic under this definition, the amount of such accounts payable at any such time shall be reduced by the unpaid accounts of such Person that are owing by Amoisonic at any such time); (c) representing all obligations as lessee under leases that have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) representing any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) representing all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person (excluding redemption or repurchase obligations that may be triggered solely at the option of such Person); (f) representing all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance, or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) representing all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition that is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities, or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) representing all obligations, liabilities, and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) representing all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

“Information Certificate” shall mean, collectively, the Information Certificates of Mackie and the Guarantors constituting Exhibit A hereto containing material information with respect to Mackie and the Guarantors, their respective businesses and assets provided by or on behalf of Mackie and the Guarantors to U.S. Bank in connection with the preparation of this Agreement and the other Loan Documents and the financing arrangements provided for herein.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement of even date herewith between U.S. Bank and CFC, and acknowledged by Mackie and the Guarantors, setting forth their respective rights and obligations with respect to the indebtedness of Mackie and the Guarantors to U.S. Bank, the indebtedness of Mackie and the Guarantors pursuant to the CFC Loan Agreement, and the Collateral.

“Interest Excess Availability” means not less than $6,000,000 in Excess Availability for a 30-day period prior to the applicable Interest Payment Date and pro-forma taking into account any Additional Interest Payment proposed to be made on the Interest Payment Date in question.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any accounts and bank fees, commissions, discounts, and other fees and charges owed with respect to letters of credit, banker’s acceptances, or similar instruments.

“Interest Payment Date” has the meaning specified in Section 2.3(a) of this Agreement.

“License Agreements” has the meaning specified in Section 5.11 of this Agreement.

“Loan Documents” means this Agreement, the New Term Loan Note, the Security Agreements, and the Guaranties, together with all other agreements, instruments, and documents arising out of or relating to this Agreement, or the

New Term Loan, and includes all amendments, modifications, renewals, replacements, and restatements of those documents and instruments.

“Losses” has the meaning specified in Section 6.3(d) of this Agreement.

“Mackie” means Mackie Designs Inc. and any Successor thereof.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, performance, or operations of Mackie or of Mackie and the Guarantors (taken as a whole); (b) the legality, validity, or enforceability of any material provision this Agreement or any material provision of the other Loan Documents; (c) the legality, validity, enforceability, perfection, or priority of the security interests and liens of U.S. Bank upon any Collateral having an aggregate value in excess of $500,000; (d) any Collateral having an aggregate value in excess of $500,000; (e) the ability of Mackie and the Guarantors (taken as a whole) to repay the Obligations, or of Mackie or any Guarantor to perform its obligations under this Agreement or any of the other Loan Documents as and when to be performed; or (f) the ability of U.S. Bank to enforce the Obligations or realize upon any Collateral having an aggregate value in excess of $500,000, or otherwise with respect to the rights and remedies of U.S. Bank under this Agreement or any of the other Loan Documents; provided that, in no event shall the outcome of the EAW Fire Proceeding be deemed to cause a Material Adverse Effect.

“Material Contract” means any contract or other agreement (other than the Loan Documents), whether written or oral, to which Mackie or any Guarantor is a party as to which the breach, nonperformance, cancellation, or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” has the meaning specified in Section 2.9 of this Agreement.

“Minimum Excess Availability” mean not less than $2,000,000 in Excess Availability for a 30-day period prior to the applicable Interest Payment Date and pro-forma taking into account any Minimum Interest Payment or loan fee payment proposed to be made on the Interest Payment Date in question.

“Minimum Interest Payment” has the meaning specified in Section 2.3(a) of this Agreement.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding six years contributed to by Mackie, any Guarantor, or any ERISA Affiliate.

“Net Cash Proceeds” means, with respect to any sale or other disposition of assets permitted under Section 6.7(b) of this Agreement, the aggregate amount of cash received from time to time by Mackie or any Guarantor in connection with such sale or other disposition after deducting therefrom only (a) legal fees, finder’s fees, and other similar fees and other commissions, and (b) the amount of income taxes reasonably estimated to be actually payable by Mackie or such Guarantor (or the direct or indirect equity holders of Mackie or such Guarantor) in connection with or as a result of such sale or other disposition.

“New Term Loan” has the meaning specified in Recital B of this Agreement.

“New Term Loan Note” has the meaning specified in Section 2.1 of this Agreement and includes any amendments, modifications, renewals, restatements, or supplements thereof.

“Obligations” means any and all obligations, liabilities, and indebtedness of every kind, nature, and description owing by Mackie to U.S. Bank and/or any of its Affiliates, including principal, interest, charges, fees, costs, and expenses, however evidenced, whether as principal, surety, endorser, guarantor, or otherwise, arising under this Agreement or any of the other Loan Documents, whether now existing or hereafter arising, whether arising before, during, or after the initial or any renewal term of this Agreement, or after the commencement of any case with respect to Mackie under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts that would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Parent” means Sun Mackie, LLC, and its Successors and assigns.

“Permits” has the meaning specified in Section 5.7(b) of this Agreement.

“Permitted Holder” means the persons listed on the Schedule of Permitted Holders attached to this Agreement and their respective successors and assigns (including officers, directors, and employees of Mackie and the Guarantors that replace officers, directors, and employees of Mackie and the Guarantors that held Capital Stock of Mackie on the date hereof).

“Person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture, or other entity, or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that Mackie or any Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a

Multiemployer Plan, has made contributions at any time during the immediately preceding six plan years.

“Provision for Taxes” means an amount equal to all taxes imposed on or measured by net income, whether federal, state, county, or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Purchase Agreements” means, individually and collectively, the Stock Purchase Agreement, dated January 16, 2003, among Parent, Mackie, and Sellers, as amended by the First Amendment dated as of February 7, 2003, the Second Amendment dated as of February 13, 2003, and the Third Amendment dated as of February 21, 2003, together with bills of sale, quitclaim deeds, assignment and assumption agreements, and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents, and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

“Purchased Stock” means all of the issued and outstanding shares of Capital Stock of Mackie acquired pursuant to the Purchase Agreements.

“Quarterly Amount” has the meaning specified in Section 6.12(b)(ii) of this Agreement.

“Randolph” means Randolph Street Partners V, an Illinois general partnership.

“Randolph Subordination Agreement” means the Subordination Agreement, dated of even date herewith, by and between U.S. Bank and Randolph, as acknowledged by Mackie and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

“Security Agreements” has the meaning set forth in Section 4.1 of this Agreement and includes all amendments, modifications, renewals, replacements, or restatements thereof.

“Sellers” means (a) Gregory Mackie, individually and as the sole trustee of certain trusts described in the Purchase Agreements, and (b) C. Marcus Sorenson and Judith B. Sorenson, as co-trustees of certain trusts described in the Purchase Agreements.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount than can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Specified Foreign Subsidiaries” means, collectively, Mackie Designs (France) S.A., Mackie Designs (Deutschland) GmbH and Mackie Designs (Netherlands) B.V.; each sometimes being referred to herein as a “Specified Foreign Subsidiary”; provided that Mackie Designs (France) S.A. and Mackie Designs (Deutschland) GmbH shall cease to be Specified Foreign Subsidiaries commencing upon the Triggering Date.

“Subordinated Lenders” means, collectively, the Parent, Randolph, and HIG and each of their affiliates; each sometimes being referred to herein individually as a “Subordinated Lender”.

“Subordinated Notes” means collectively, the separate subordinated promissory notes, each dated as of the date hereof, issued by Mackie in favor of Subordinated Lenders in the original aggregate principal amount of $4,000,000; each sometimes being referred to herein individually as a “Subordinated Note”.

“Subordination Agreements” means collectively, the Sun Mackie Subordination Agreement, the HIG Subordination Agreement, and the Randolph Subordination Agreement; each sometimes being referred to herein individually as a “Subordination Agreement”.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership, or other limited or general partnership, trust, association, or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets or stock of the predecessor.

“Sun Capital” means Sun Capital Partners Management, LLC, and its Successors and assigns.

“Sun Mackie Subordination Agreement” means the Subordination Agreement, dated as of even date herewith, by and between U.S. Bank and Parent, as acknowledged by Mackie and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of U.S. Bank, (a) such taxes (including income taxes, franchise taxes, or capital taxes) as are imposed on or measured by U.S. Bank’s net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction or political subdivision thereof, and (b) all interest and penalties imposed on U.S. Bank with respect to the taxes described in clause (a) above.

“Triggering Date” means the earlier of (a) one hundred twenty days after the date of this Agreement and (b) the date upon which each of Mackie Designs (France) S.A. and Mackie Designs (Deutschland) GmbH shall have dissolved.

“Triggering Event of Default” has the meaning specified in the Intercreditor Agreement.

“U.S. Bank” means U.S. Bank National Association and any Successor or assign thereof.

“Voting Stock” means with respect to any Person, (a) one or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers, or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Warehouseman” means Expeditors International of Washington, Inc.

Section 1.2                                      Accounting Terms.  Except as otherwise provided in this Agreement, accounting terms that are not defined specifically in this Agreement shall be interpreted and construed in accordance with GAAP and all accounting procedures shall be performed in accordance with GAAP.

Section 1.3                                      Rules of Construction.  For purposes of this Agreement, the following rules of construction shall apply, unless specifically indicated to the contrary:  (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) the term “or” is not exclusive; (c) the term “including” (or any form of that term) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “this Agreement”, “herein”,

“hereof”, “hereunder” or other words of similar import refer to this Agreement as a whole, including any schedules, exhibits, and annexes hereto, as the same may be amended, modified, or supplemented; (f) all references in this Agreement to sections, schedules, exhibits, and annexes shall refer to the corresponding sections, schedules, exhibits, and annexes of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all amendments, extensions, modifications, renewals, and restatements thereof, to the extent permitted under this Agreement.

Section 1.4                                      Incorporation of Recitals.  The Recitals to this Agreement hereby are incorporated into this Agreement and constitute a part of this Agreement.

ARTICLE II

THE NEW TERM LOAN

Section 2.1                                      The New Term Loan.  Upon satisfaction of all of the conditions precedent specified in Section 3.1 of this Agreement, on the Closing Date U.S. Bank shall extend the New Term Loan to Mackie.  On the Closing Date, Mackie shall execute and deliver to U.S. Bank a promissory note in form and content satisfactory to U.S. Bank in its reasonable discretion evidencing Mackie’s repayment obligation in respect of the New Term Loan (which promissory note is referred to in this Agreement as the “New Term Loan Note”).  The New Term Loan shall be repaid by Mackie in accordance with the provisions of the New Term Loan Note and this Agreement.

Section 2.2                                      Interest Rates.  Mackie hereby acknowledges and agrees that, except as specified in the following sentence, interest shall accrue on the New Term Loan at the rate of 10 percent per annum.  Following the occurrence of an Event of Default and during the continuance thereof, U.S. Bank shall be entitled to charge interest on the principal balance outstanding under the New Term Loan at the Default Interest Rate.  Interest owed by Mackie pursuant to the New Term Loan Note shall be calculated on the basis of a 360-day year.

Section 2.3                                      Monthly Cash Interest Payments.  Mackie shall make cash payments of interest to U.S. Bank in respect of the outstanding principal balance of the New Term Loan monthly in arrears as follows:

(a)                                  Minimum Interest Payments.  8 percent per annum (the “Minimum Interest Payment”) in cash on May 1, 2003, and the first Business Day of each month thereafter (each of which dates is an “Interest Payment Date”), provided that Minimum Excess Availability exists;

(b)                                 Additional Interest Payments.  2 percent per annum (the “Additional Interest Payment”) in cash on each Interest Payment Date, provided that Interest Excess Availability exists; and

(c)                                  Possible Default Interest Payments.  3 percent per annum in cash on each Interest Payment Date following the occurrence of an uncured Event of Default, provided that Interest Excess Availability exists, and, provided further, that U.S. Bank is entitled to be paid such interest in cash pursuant to the terms of Section 2.8(f) of the Intercreditor Agreement.

If Mackie was not required to make any of the above-referenced interest payments on an Interest Payment Date as a result of the applicable limitation on availability, nothing in this Agreement prohibits Mackie from making such payment (or payments) on a subsequent Interest Payment Date if on such subsequent Interest Payment Date the requisite amount of availability (whether it be Minimum Excess Availability or Interest Excess Availability) exists after giving effect to such deferred payment and any regularly scheduled interest payments due on such date.

Section 2.4                                      Effect of Failure to Make an Interest Payment.  Notwithstanding anything herein or in the other Loan Documents to the contrary, Mackie’s failure to make a Minimum Interest Payment within the time permitted by Section 7.1(a) of this Agreement shall constitute an Event of Default.  However, if such failure occurred because of the Minimum Excess Availability limitation, that Event of Default shall only entitle U.S. Bank to invoke the Default Interest Rate and thereby cause interest to accrue on the principal amount of the New Term Loan at the Default Interest Rate.  Mackie’s failure to pay an Additional Interest Payment in cash shall not constitute an Event of Default if such failure was due to the Interest Excess Availability limitation.  If Mackie has sufficient Interest Excess Availability as of the date any payment owed pursuant to Section 2.3(b) of this Agreement is due, and Mackie fails to make such payment and fails to cure that failure within the time permitted by Section 7.1(a) of this Agreement, an Event of Default shall occur under this Agreement.  If Mackie is not required to make all or any portion of any interest payment owed hereunder as a result of either the Minimum Excess Availability limitation or the Interest Excess Availability limitation, the unpaid interest shall be due and payable on the Maturity Date.  If Mackie does not pay all accrued interest due and owing on the Interest Payment Date on which it is due, interest shall begin to accrue on such unpaid amount of interest effective as of the Interest Payment Date on which the interest payment in question was due.

Section 2.5                                      Loan Fees.  On the Closing Date, Mackie shall pay U.S. Bank $13,750 as an initial loan fee with respect to the New Term Loan.  On July 1, 2003, and the first day of each calendar quarter thereafter until the Maturity Date, Mackie shall pay U.S. Bank an additional loan fee of one-eighth of 1 percent of the principal amount of the New Term Loan outstanding as of the date such loan fee payment is owed, provided that Minimum Excess Availability exists and no Blockage Period or Triggering Event of Default exists.  Mackie’s failure to make a loan fee payment owed pursuant to the preceding sentence shall not constitute an Event of Default if such failure was due to the failure to satisfy any of the conditions set forth in the immediately preceding proviso.  If Mackie is not required to make all or any portion of any loan fee payment owed hereunder due to the failure to satisfy any of the conditions set forth in the immediately preceding proviso, the unpaid amount of such loan fee payment shall be due and payable on the Maturity Date.  If Mackie satisfies the conditions set forth in the immediately preceding proviso as of the date any payment owed pursuant to this Section 2.5 of this Agreement is due, and Mackie fails to make such payment and fails to cure that failure within the time permitted by Section 7.1(a) of this Agreement, an Event of Default shall occur under this Agreement.

Section 2.6                                      Annual Excess Cash Flow Payments.  Mackie shall pay U.S. Bank the lesser of (a) $1,650,000, and (b) 50 percent of Adjusted EBITDA for fiscal year 2003 and each fiscal year thereafter, as more particularly specified below (which amount, if any, is referred to in this Agreement as an “Annual Excess Cash Flow Amount”), provided that ECF Excess Availability exists and no Blockage Period or Triggering Event of Default exists.  In particular, on May 15th of each year, starting with May 15, 2004 for the fiscal year ended December 31, 2003, and the 15th day of each month thereafter until the Annual Excess Cash Flow Amount for the immediately preceding fiscal year has been paid in full, Mackie shall pay U.S. Bank an amount equal to the lesser of (y) one-sixth of the Annual Excess Cash Flow Amount plus the unpaid sum of amounts from prior months by which Mackie’s payments with respect to the Annual Excess Cash Flow Amount were less than one-sixth of the amount thereof, and (z) the amount of unutilized availability under the CFC Facility, minus the ECF Excess Availability, provided that ECF Excess Availability exists and no Blockage Period or Triggering Event of Default exists.  Mackie’s failure to make a payment in respect of the Annual Excess Cash Flow Amount shall not constitute an Event of Default if such failure was due to the failure to satisfy any of the conditions set forth in the immediately preceding proviso.  If Mackie satisfies the conditions set forth in the immediately preceding proviso as of the date any payment owed pursuant to this Section 2.6 of this Agreement is due, and Mackie fails to make such payment and fails to cure that failure within the time permitted by Section 7.1(a) of this Agreement, an Event of Default shall occur under this Agreement.

Section 2.7                                      Procedure for Establishing the Annual Excess Cash Flow Payment Amount.  On or before May 10, 2004, and the same day of each year thereafter, Mackie shall deliver to U.S. Bank a written report in a form satisfactory to U.S. Bank in its reasonable discretion setting forth in detail Mackie’s calculation of Adjusted EBITDA for the immediately preceding fiscal year.  Except as specified in the following sentence, the calculation of Adjusted EBITDA shall be based upon Mackie’s audited financial statement for the immediately preceding fiscal year.  Notwithstanding the foregoing, if Mackie incurs Indebtedness or makes capital expenditures that violate the provisions of Section 9 of the CFC Loan Agreement (as in effect on the Closing Date), and the violation impacts or relates to the determination of Adjusted EBITDA (or any component of such definition), then for purposes of determining the amount of Mackie’s Annual Excess Cash Flow Amount for the fiscal year in question, such determination shall be made based upon the actions Mackie was permitted to take in accordance with Section 9 of the CFC Loan Agreement (as in effect on the Closing Date), rather than on Mackie’s actual performance in respect of the financial covenant or other issue in question.  For example, if Mackie made capital expenditures during fiscal year 2003 of $5,000,000, the figure of $4,000,000 (which is the maximum amount of capital expenditures that Mackie is permitted to make during fiscal year 2003 in accordance with Section 9.18 of the CFC Loan Agreement) would be used for purposes of calculating Adjusted EBITDA and determining the Annual Excess Cash Flow Amount for the fiscal year in question.

Section 2.8                                      Information Regarding Excess Availability.  On the date each payment specified in Section 2.3, Section 2.5, and Section 2.6 of this Agreement is due, Mackie shall deliver to U.S. Bank a written report in a form satisfactory to U.S. Bank in its reasonable discretion setting forth Mackie’s calculation of Minimum Excess Availability, Interest Excess Availability, or ECF Excess Availability, as applicable, as of the date in question.

Section 2.9                                      Maturity Date of the New Term Loan.  On the earlier of (a) March 31, 2006, or (b) acceleration of the Obligations following an Event of Default, the entire balance of principal, interest, and fees owed pursuant to the New Term Loan Note shall be due and payable by Mackie in full.  The earlier of the dates referred to in the preceding sentence is the “Maturity Date.”

Section 2.10                                No Payments in Contravention of the Intercreditor Agreement.  U.S. Bank and Mackie hereby acknowledge and agree that, notwithstanding anything in this Article II of this Agreement requiring Mackie to make any payments to U.S. Bank in respect of the New Term Loan, if any such payment is prohibited by the Intercreditor Agreement, Mackie shall not make (and U.S. Bank shall not accept) such payment.  The foregoing limitation on Mackie’s ability to pay (and U.S. Bank’s right to receive) any amount owed by Mackie hereunder shall have no bearing or effect on whether Mackie’s failure to make such payment constitutes an Event of Default under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1                                      Conditions Precedent.  The obligation of U.S. Bank to make the New Term Loan is subject to the timely satisfaction of each and all of the following conditions precedent:

(a)                                  Required Paydown.  U.S. Bank shall have received from Mackie payments that reduce the total amount of principal, interest, and fees and charges owed pursuant to the Existing Credit Agreement (and the promissory notes executed in connection therewith) (which principal, interest, attorney fees, and miscellaneous costs under the Existing Credit Agreement as of March 31, 2003, are $25,832,514.98, $148,517.62, $59,835.00, and $913.72, respectively) to $11,000,000 (or less);

(b)                                 Elimination of U.S. Bank’s Letter of Credit Exposure.  Any letters of credit issued by U.S. Bank pursuant to the provisions of Article V of the Existing Credit Agreement shall have been terminated (and U.S. Bank shall have received payment of any amount it is owed by Mackie with respect to any such letters of credit), or Mackie shall have made arrangements satisfactory to U.S. Bank in its reasonable discretion that eliminate U.S. Bank’s credit exposure in relation to any remaining letters of credit;

(c)                                  Documents and Agreements.  U.S. Bank shall have received the following agreements, documents, certificates, and opinions in form and substance satisfactory to U.S. Bank in its reasonable discretion and duly executed and delivered by the parties thereto:

(i)                                     This Agreement;

(ii)                                  The New Term Loan Note;

(iii)                               The Security Agreements;

(iv)                              The Guaranties;

(v)                                 A certificate of the Secretary or an Assistant Secretary of Mackie (or the Guarantors, as applicable) with respect to resolutions of the Board of Directors of Mackie (or the Guarantors) authorizing the execution and delivery of this Agreement, the New Term Loan Note, the Security Agreements, and the Guaranties and identifying the officer or officers authorized to execute, deliver, and take all other actions required under this Agreement, and providing specimen signatures of such officer or officers;

(vi)                              The articles of incorporation of Mackie and the Guarantors and all amendments and supplements thereto, as filed in the office of the Washington Secretary of State (or, in the case of SIA Software Company, Inc., the New York Secretary of State), certified by said Secretary of State as being a true and correct copy thereof;

(vii)                           The Bylaws of Mackie and the Guarantors and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of Mackie (or the Guarantors, as applicable) as being a true and correct copy thereof;

(viii)                        A certificate of the Washington Secretary of State as to the legal existence and status of Mackie, Mackie Designs Manufacturing, Inc., and Mackie Investment Co. in such state;

(ix)                                A certificate of the New York Secretary of State as to the legal existence and status of SIA Software Company, Inc., in such state;

(x)                                   An opinion addressed to U.S. Bank from counsel to Mackie, as to such matters reasonably requested by U.S. Bank; and

(xi)                                Such other documents, instruments, opinions, and certificates, and completion of such other matters, as U.S. Bank reasonably may deem necessary or appropriate.

(d)                                 Execution of the CFC Loan Agreement and the Intercreditor Agreement.  Mackie and CFC shall have executed the CFC Loan Agreement and the Intercreditor Agreement;

(e)                                  Execution of the Subordination Agreements.  Parent, HIG, and Randolph each shall have each executed the respective Subordination Agreements;

(f)                                    No Litigation.  No litigation, arbitration, proceeding, or investigation shall be pending or threatened that questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction, or damages in connection therewith, or which reasonably could be expected to adversely affect the transactions contemplated hereby or have a Material Adverse Effect;

(g)                                 Lien Perfection.  All necessary filings and recordings against the Collateral shall have been completed and U.S. Bank’s liens on the Collateral shall have been perfected;

(h)                                 Payment of Attorney Fees.  Mackie shall have paid U.S. Bank an amount equal to the reasonable attorney fees incurred by U.S. Bank in connection with the negotiation of the New Term Loan and the negotiation and preparation of this Agreement;

(i)                                     No Defaults.  As of the date of this Agreement, no Default or Event of Default exists; and

(j)                                     Other Information.  U.S. Bank shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as U.S. Bank reasonably may request.

Upon the satisfaction of the above-referenced conditions this Agreement and the New Term Loan Note shall become effective and shall supersede and replace the Existing Credit Agreement and the promissory notes executed in connection with the Existing Credit Agreement (and Mackie shall have no further obligations under the Existing Credit Agreement and the promissory notes and other loan documents executed in connection therewith).  If Mackie fails to satisfy any of the above-referenced conditions precedent by April 20, 2003, and such conditions are not waived or deferred (in writing) by U.S. Bank in its sole and absolute discretion, U.S. Bank shall have no commitment or obligation to subordinate its security interests and liens in any assets of Mackie or to restructure the indebtedness governed by the Existing Credit Agreement, and the parties’ rights and obligations shall continue to be governed by the loan documents that were in effect between and among the parties immediately prior to the date of this Agreement (including, but not limited to, the Existing Credit Agreement and the promissory notes executed in connection with the Existing Credit Agreement).

ARTICLE IV

COLLATERAL FOR MACKIE’S OBLIGATIONS

Section 4.1                                      The New Security Agreements.  Contemporaneously with the execution of this Agreement, Mackie and the Guarantors shall execute and deliver to U.S. Bank security agreements in form and content satisfactory to U.S. Bank in its reasonable discretion granting U.S. Bank security interests and liens in all personal property of Mackie and the Guarantors as collateral for the Obligations (the “Security Agreements”).  At the time Mackie and the Guarantors provide U.S. Bank with the executed Security Agreements, Mackie and the Guarantors thereby authorize U.S. Bank to file any financing statements reasonably deemed necessary by U.S. Bank to perfect the security interests granted by Mackie and the Guarantors in the personal property described in the Security Agreements.  The Security Agreements shall supersede any security agreements previously executed by Mackie or any Guarantor in favor of U.S. Bank and such previously executed security agreements shall be of no further force or effect.

Section 4.2                                      The New Guaranties.  Contemporaneously with the execution of this Agreement, the Guarantors shall execute and deliver to U.S. Bank guaranties (the “Guaranties”) in form and content satisfactory to U.S. Bank in its reasonable discretion.  Pursuant to the terms of the Guaranties, the Guarantors shall guarantee payment and performance of the Obligations.  The Guaranties shall supersede any guaranties previously executed by any Guarantor in favor of U.S. Bank and such previously executed guaranties shall be of no further force or effect.

Section 4.3                                      Other Documents.  Mackie hereby agrees that until Mackie satisfies the Obligations in full (other than contingent and indemnification obligations), Mackie promptly shall execute and deliver to U.S. Bank (and shall cause the Guarantors promptly to execute and deliver to U.S. Bank) all documents reasonably deemed necessary or desirable by U.S. Bank to create, evidence, perfect, or continue U.S. Bank’s security interests and liens in the Collateral.

Section 4.4                                      Appraisals and Collateral Examinations.  Mackie hereby acknowledges and agrees that U.S. Bank may order such appraisals and, upon reasonable prior notice to Mackie and at reasonable times, may conduct such examinations of the Collateral, as U.S. Bank reasonably deems necessary or desirable.  Notwithstanding the foregoing, if no Event of Default exists, such appraisals and collateral examinations shall not be conducted more often than annually, unless U.S. Bank is required by applicable law or regulation to conduct such examinations or appraisals more frequently than annually.  Mackie further acknowledges and agrees that Mackie shall pay the reasonable charges for any such appraisals and collateral examinations (which payment shall be due within 30 days of Mackie’s receipt of a bill for such appraisal or examination, provided that Mackie shall not make any such payment at any time that a Blockage Period or Triggering Event of Default exists).  U.S. Bank shall make reasonable efforts to obtain information from CFC regarding CFC’s examinations and analysis of the Collateral in an effort to eliminate or minimize costs that would result from collateral examinations required by U.S. Bank.  U.S. Bank shall release and hold harmless CFC from any obligations or liabilities with respect to any information provided to U.S. Bank by CFC regarding the Collateral or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Mackie and each Guarantor hereby represents and warrants to U.S. Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of the New Term Loan:

Section 5.1                                      Corporate Existence, Power and Authority.  Mackie and each Guarantor is a limited liability company or a corporation duly formed or organized and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified as a foreign limited liability company or foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery, and performance of this Agreement, the other Loan Documents, and the transactions contemplated hereunder and thereunder (a) are all within Mackie’s and each Guarantor’s powers as a limited liability company or corporation, (b) have been duly authorized, (c) are not in contravention of law or the terms of Mackie’s or any Guarantor’s articles of organization, operating agreement, certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement, or undertaking to which Mackie or any Guarantor is a party, or by which Mackie or any Guarantor or its property are bound, and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge, or other encumbrance upon any property of Mackie or any Guarantor.  This Agreement and the other Loan Documents to which Mackie or any Guarantor is a party constitute legal, valid, and binding obligations of Mackie and such Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws limiting creditors’ rights generally and by general equitable principles.

Section 5.2                                      Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                  The exact legal name of Mackie and each Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  Neither Mackie nor any Guarantor has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except for the acquisition of the Purchased Stock or as set forth in the Information Certificate.

(b)                                 Mackie and each Guarantor is an organization of the type and formed or organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of Mackie and each Guarantor or accurately states that Mackie or a Guarantor has none and accurately sets forth the federal employer identification number of Mackie and each Guarantor.

(c)                                  The chief executive office and mailing address of Mackie and each Guarantor and Mackie’s and each Guarantor’s records concerning accounts are located only at the address identified as such in Schedule 5.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 5.2 to the Information Certificate or are in transit to one of the addresses set forth in Schedule 5.2 to the Information Certificate, subject to the rights of Mackie or any Guarantor to establish new locations in accordance with Section 6.2 of this Agreement; provided that Mackie and each Guarantor shall have the right to send equipment out for repair in the ordinary course of business and consistent with past practice so long as such equipment is promptly returned upon the completion of such repair to a location set forth on Schedule 5.2 to the Information Certificate (as supplemented by new locations established in accordance with Section 6.2 of this Agreement).  The Information Certificate correctly identifies any of such locations that are not owned by Mackie or a Guarantor and sets forth the owners and/or operators thereof.

Section 5.3                                      Financial Statements; No Material Adverse Change.  All financial statements relating to Mackie or any Guarantor that have been or may hereafter be delivered by Mackie or any Guarantor to U.S. Bank have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Mackie and the Guarantors as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Mackie and the Guarantors to U.S. Bank prior to the date of this Agreement, there has been no act, condition, or event that has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Mackie or any Guarantor furnished by Mackie or any Guarantor to U.S. Bank prior to the date of this Agreement.  The execution and delivery of the Purchase Agreements and the consummation of the transactions contemplated thereby do not and will not result in (a) any violation by Mackie or any Guarantor of any provisions of the Worker Adjustment and Retraining Notification Act (or any similar law), or (b) any liability to Mackie or any Guarantor under such act (or similar law) or under any pension plan, benefits plan, severance plan, or union contract.

Section 5.4                                      Priority of Liens; Title to Properties.  The security interests and liens granted to U.S. Bank under this Agreement and the other Loan Documents constitute valid and perfected liens and security interests in and upon the Collateral, subject only to the liens and security interests of CFC that secure the indebtedness governed by the CFC Loan Agreement, liens and security interests indicated on Schedule 5.4 to the Information Certificate, and the other liens permitted under Section 6.8 of this Agreement, provided that, solely for the purposes of this sentence, the term “Collateral” shall not be deemed to include the property described in clauses (o) and (p) of Section 1 in the Security Agreements that is not described in any other clause of Section 1 in the Security Agreements.  Mackie and each Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its real property and good, valid, and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances, or charges of any kind, except those granted to U.S. Bank, the security interests and liens in favor of CFC, and such others as are specifically listed on Schedule 5.4 to the Information Certificate or permitted under Section 6.8 of this Agreement.

Section 5.5                                      Tax Returns.  Except as set forth on Schedule 5.5 to the Information Certificate, Mackie and each Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports, and declarations that are required to be filed by it.  All information in such tax returns, reports, and declarations is complete and accurate in all material respects.  Mackie and each Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Mackie or such Guarantor and with respect to which adequate reserves have been set aside on its books, and (b) taxes for which a valid extension to file the applicable tax returns have been granted.  Adequate provision has been made for the payment of all material accrued and unpaid federal, state, county, local, foreign, and other taxes whether or not yet due and payable and whether or not disputed.

Section 5.6                                      Litigation.  Except as set forth on Schedule 5.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Mackie’s or any Guarantor’s knowledge threatened, against or affecting Mackie or any Guarantor, or its or their assets or business, and (b) there is no action, suit, proceeding, or claim by any Person pending, or to the best of Mackie’s or any Guarantor’s knowledge threatened, against Mackie or any Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against Mackie or a Guarantor has or could reasonably be expected to have a Material Adverse Effect.

Section 5.7                                      Compliance with Other Agreements and Applicable Laws.

(a)                                  Mackie and the Guarantors are not in default in any respect under, or in violation in any material respect of the terms of, any Material Contract.  Mackie and the Guarantors are in compliance with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Mackie and the Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders, or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except that as to Permits required under Environmental Laws, such Permits have been obtained in accordance with Section 5.8(d) of this Agreement.  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims, or proceedings pending, or to the best of Mackie’s or any Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension, or modification of any of the Permits.

(c)                                  No consent, approval, or other action of, filing with, or notice to any Governmental Authority is required in connection with the execution, delivery, and performance of this Agreement, the other Loan Documents, or any of the instruments or documents to be delivered pursuant hereto or thereto, except for the filing of UCC financing statements and similar instruments.

Section 5.8                                      Environmental Compliance.

(a)                                  Except as set forth on Schedule 5.8 to the Information Certificate, Mackie, the Guarantors, or any Subsidiary of Mackie or any Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced, or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner that at any time violates any applicable Environmental Law or Permit, except for such violations that could not reasonably be expected to result in a Material Adverse Effect, and the operations of Mackie, the Guarantors, or any Subsidiary of Mackie or any Guarantor comply in all material respects with all Environmental Laws and all Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation, or notice by any Governmental Authority or any other Person, nor is any pending, or to the best of Mackie’s or any Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Mackie or any Guarantor, or any Subsidiary of Mackie or any Guarantor involving the release, spill, or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production, or disposal of any Hazardous Materials or any other environmental, occupational health or safety matter, that could reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 5.8 to the Information Certificate, Mackie, the Guarantors, and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill, or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production, or disposal of any Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 5.8 to the Information Certificate, Mackie, the Guarantors, and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Mackie and the Guarantors under any Environmental Law and all of such licenses, certificates, approvals, or similar authorizations and other Permits are valid and in full force and effect, except where the failure to obtain or file could not reasonably be expected to have a Material Adverse Effect.

Section 5.9                                      Employee Benefits.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Mackie’s or any Guarantor’s knowledge, nothing has occurred that would cause the loss of such qualification.  Mackie and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending, or to the best of Mackie’s or any Guarantor’s knowledge, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in any material liability to Mackie or any Guarantor.

(c)                                  (i) No ERISA Event has occurred and no condition, event, or circumstance exists that could reasonably be expected to result in the occurrence of an ERISA Event; (ii) the current value of the assets of each Plan subject to Title IV of ERISA (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Mackie and each Guarantor and their ERISA Affiliates have not incurred, and no condition, event or circumstance exists that could reasonably be expected to result in, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Mackie and each Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Mackie and each Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.10                                Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by Mackie or any Guarantor maintained at any bank or other financial institution are set forth on Schedule 5.10 to the Information Certificate, subject to the right of Mackie and the Guarantors to establish new accounts in accordance with the CFC Loan Agreement.

Section 5.11                                Intellectual Property.  Except as set forth on Schedule 5.11 to the Information Certificate, to the knowledge of Mackie or any Guarantor, Mackie and each Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its assets and its business as presently conducted or proposed to be conducted.  As of the date hereof, Mackie and the Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and

Trademark Office or any similar office or agency in the United States, any state thereof, any political subdivision thereof or in any other country, other than those described in Schedule 5.11 to the Information Certificate and have not granted any licenses with respect thereto other than as set forth in Schedule 5.11 to the Information Certificate.  Except as set forth on Schedule 5.11 to the Information Certificate, no event has occurred that permits or would permit after notice or passage of time or both, the revocation, suspension, or termination of such rights, other than the expiration in the ordinary course of business of any license agreement pertaining to any licensed Intellectual Property and the expiration of any registered Intellectual Property in accordance with its terms.  To the knowledge of Mackie and the Guarantors, no slogan or other advertising device, product, process, method, substance, or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Mackie or any Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license, or other intellectual property owned by any other Person presently and no claim or litigation is pending or, to the knowledge of Mackie and the Guarantors, threatened against or affecting Mackie or any Guarantor contesting its right to sell or use any such Intellectual Property.  Schedule 5.11 to the Information Certificate sets forth all of the agreements or other arrangements of Mackie and the Guarantors pursuant to which Mackie or any Guarantor has a license (other than shrink wrap licenses available in retail stores) or other right to use any trademarks, logos, designs, representations, or other Intellectual Property owned by another person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Mackie or any Guarantor after the date hereof, the “License Agreements” and individually, a “License Agreement”).

Section 5.12                                Subsidiaries.  Affiliates, Capitalization; Solvency.

(a)                                  Mackie and each Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 5.12 to the Information Certificate.

(b)                                 Mackie and each Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 5.12 to the Information Certificate as being owned by Mackie or such Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings, or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares, except as set forth in Schedule 5.12 to the Information Certificate.

(c)                                  The issued and outstanding shares of Capital Stock of Mackie and each Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges, and encumbrances of any kind, except as set forth in Schedule 5.12 to the Information Certificate.

(d)                                 Mackie is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of U.S. Bank, and the other transaction contemplated under this Agreement and after giving effect to any rights of contribution that Mackie may have.

(e)                                  Sun Capital Partners II, L.P. and/or its Affiliates, Randolph, and HIG have on or before the date hereof, made a cash equity contribution to Parent in an aggregate amount not less than $10,000,000, and the Subordinated Lenders have, on or before the date hereof, made a cash contribution to Mackie in the form of a subordinated loan in an aggregate amount not less than $4,000,000, and the proceeds of such cash equity capital contribution have been applied to pay the purchase price for the Purchased Stock in accordance with Section 5.17 of this Agreement.

Section 5.13                                Labor Disputes.

(a)                                  Set forth on Schedule 5.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Mackie and each Guarantor and any union, labor organization, or other bargaining agent in respect of the employees of Mackie or any Guarantor on the date hereof.

(b)                                 There is (i) no material unfair labor practice complaint pending against Mackie or any Guarantor or, to the best of Mackie’s or any Guarantor’s knowledge, threatened against it, before the National Labor Relations Board (or similar Governmental Authority), and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Mackie or any Guarantor or, to best of Mackie’s or any Guarantor’s knowledge, threatened against it, and (ii) no material strike, labor dispute, slowdown, or stoppage is pending against Mackie or any Guarantor or, to the best of Mackie’s or any Guarantor’s knowledge, threatened against Mackie or any Guarantor.

Section 5.14                                Restrictions on Subsidiaries.  Except as set forth in Schedule 5.14 to the Information Certificate and except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Mackie or any Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on Mackie or any Guarantor or any of its Subsidiaries that prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Mackie or any Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of Mackie or any Guarantor or (b) the ability of Mackie or any Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to U.S. Bank in the Collateral.

Section 5.15                                Material Contracts.  Schedule 5.15 to the Information Certificate sets forth all Material Contracts to which Mackie or any Guarantor is a party or is bound as of the date of this Agreement.  Mackie and the Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.  Mackie and each

Guarantor is a party to all contracts necessary for the operation of its business as presently conducted, as conducted immediately prior to the date hereof, or as presently proposed to be conducted, except for those the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

Section 5.16                                Payable Practices; Retention of Title.  Mackie and the Guarantors have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.  As of the date hereof, none of the conditions of supply of any supplier or other creditor of Mackie or any Guarantor include any retention of title or Romalpa provisions that pertain to Mackie or the Guarantors.

Section 5.17                                Acquisition of Purchased Stock.

(a)                                  The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered, and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to U.S. Bank and consented to in writing by U.S. Bank) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments executed and delivered by Sellers (or any of their affiliates or subsidiaries) thereunder, Parent has acquired and has good and marketable title to the Purchased Stock, free and clear of all claims, liens, pledges, and encumbrances of any kind, except as permitted hereunder.

(b)                                 All actions and proceedings required (if any) of Mackie or the Guarantors by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance by Mackie, the Guarantors, Parent, and Sellers with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and compliance by Mackie and Guarantors with the Worker Adjustment and Retaining Notification Act) have been taken, and the transactions required thereunder have been duly and validly taken and consummated.

(c)                                  No court of competent jurisdiction has issued any injunction, restraining order, or other order that prohibits the consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been commenced or, to Mackie’s or any Guarantor’s knowledge, threatened, seeking any injunction, restraining order, or other order that seeks to void or otherwise modify the transactions described in the Purchase Agreements.

(d)                                 Mackie has delivered, or caused to be delivered, to U.S. Bank, true, correct, and complete copies of the Purchase Agreements.

Section 5.18                                Accuracy and Completeness of Information.  All information furnished by or on behalf of Mackie or any Guarantor in writing to U.S. Bank in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby, including all information on the Information Certificate (but excluding any financial projections for purposes of this Section 5.18 of this Agreement) is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading in any material respect.  No event or circumstance has occurred since December 31, 2002, that has had or could reasonably be expected to have a Material Adverse Affect, that has not been fully and accurately disclosed to U.S. Bank in writing prior to the date of this Agreement.

Section 5.19                                Survival of Warranties:  Cumulative.  All representations and warranties of Mackie and the Guarantors contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by U.S. Bank regardless of any investigation made or information possessed by U.S. Bank.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties that Mackie or any Guarantor shall now or hereafter give, or cause to be given, to U.S. Bank.

ARTICLE VI

AFFIRMATIVE AND NEGATIVE COVENANTS

Section 6.1                                      Maintenance of Existence.

(a)                                  Mackie and each Guarantor shall at all times preserve, renew, and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on its business as presently conducted, except as to any Guarantor permitted under Section 6.7 of this Agreement.

(b)                                 Neither Mackie nor any Guarantor shall change its name unless each of the following conditions is satisfied:  (i) U.S. Bank shall have received not less than 30 days prior written notice from Mackie of such proposed name change, which notice shall accurately set forth the new name; and (ii) U.S. Bank shall have received a copy of the amendment to the Articles of Organization or Certificate of Incorporation (or similar organizational documents) of Mackie or such Guarantor providing for the name change certified by the Secretary of State (or similar Governmental Authority) of the jurisdiction of incorporation or organization of Mackie or such Guarantor as soon as it is available.

(c)                                  Neither Mackie nor any Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless U.S. Bank shall have received not less than 30 days’ prior written notice from Mackie of such proposed change, which notice shall set forth such information with respect thereto as U.S. Bank may require and U.S. Bank shall have received such agreements as U.S. Bank reasonably may require in connection therewith.  Neither Mackie nor any Guarantor shall change its type of organization or jurisdiction of organization.

Section 6.2                                      New Collateral Locations.  Mackie may open or occupy any new location within the continental United States or the Netherlands, and each Guarantor may open or occupy any new location within the United States, in each case, provided that Mackie or such Guarantor (a) gives U.S. Bank 30 days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to U.S. Bank such agreements, documents, and instruments as U.S. Bank may deem reasonably necessary or desirable to perfect and protect its interests in the Collateral at such location.

Section 6.3                                      Compliance with Laws and Regulations.

(a)                                  Mackie and each Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders, and other Permits applicable to it and duly observe all requirements of any foreign, federal, state, or local Governmental Authority, including without limitation, ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all Environmental Laws; provided that unless the failure to comply with Environmental Laws could reasonably be expected to have a Material Adverse Effect as determined by U.S. Bank in good faith, the failure by Mackie or any Guarantor to comply with Environmental Laws in any material respect shall not constitute a breach of this Section 6.3(a) of this Agreement so long as each of the following conditions have been satisfied as determined by U.S. Bank in good faith:  (i) Mackie or the Guarantor is promptly and diligently taking actions in accordance with applicable Environmental Laws to cure and remedy such non-compliance to the extent required by Environmental Laws and adequate reserves have been established on the books of Mackie or the Guarantor with respect thereto as required in accordance with GAAP; (ii) Mackie or the Guarantor shall promptly notify U.S. Bank in writing of such failure to comply and state whether or not Mackie or such Guarantor is liable for losses, costs, and expenses in connection with such failure, and (iii) the aggregate amounts incurred (or reasonably expected to be incurred) by Mackie and the Guarantors in connection with such non-compliance (whether remediation costs or otherwise) shall not exceed $750,000 during any 12-month period.

(b)                                 Mackie and the Guarantors shall give written notice to U.S. Bank promptly upon Mackie’s or any Guarantor’s receipt of any written notice of, or Mackie’s or any Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill, or discharge, threatened or actual, of any Hazardous Material by Mackie or any Guarantor that is material or required to be reported to a Governmental Authority under any Environmental Law, or (ii) any investigation, proceeding, complaint, order, directive, claims, citation, or notice with respect to:  (A) any non-compliance with or violation of any Environmental Law by Mackie or any Guarantor in any material respect or (B) the release, spill, or discharge, threatened or actual, of any Hazardous Material by Mackie or any Guarantor other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Copies of all material environmental surveys, audits, assessments, feasibility studies, and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Mackie or the Guarantor to U.S. Bank.  Mackie and the Guarantors shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to U.S. Bank on such response.

(c)                                  Without limiting the generality of the foregoing, whenever U.S. Bank reasonably determines that there is a violation, or any condition that requires any action by or on behalf of Mackie or any Guarantor in order to avoid any violation, of any Environmental Law in any material respect, Mackie (or such Guarantor) shall, at U.S. Bank’s request and Mackie’s (or such Guarantor’s) expense:  (i) cause an independent environmental engineer reasonably acceptable to U.S. Bank to conduct such tests of the site where a violation or alleged violation of such Environmental Laws has occurred as to the subject matter of such violation and prepare and deliver to U.S. Bank a report as to the violation setting forth the results of such tests, a proposed plan for responding to any violation of Environmental Laws described therein, and an estimate of the costs thereof and (ii) provide to U.S. Bank a supplemental report of such engineer whenever the scope of such violation, or Mackie’s or the Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)                                 Mackie and each Guarantor shall indemnify and hold harmless U.S. Bank and its directors, officers, employees, agents, invitees, representatives, successors, and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal, or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup, or other remedial work with respect to any property of Mackie or any Guarantor and the preparation and implementation of any closure, remedial or other required plans (“Losses”), except to the extent it is determined pursuant to a final non-appealable order of a court of competent jurisdiction that the Losses were the result of acts or omissions constituting gross negligence or willful misconduct of U.S. Bank.  All representations, warranties, covenants, and indemnifications in this Section 6.3 of this Agreement shall survive the payment of the Obligations and the termination of this Agreement.

Section 6.4                                      Payment of Taxes and Claims.  Mackie and each Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge when due all material taxes, assessments, contributions, and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Mackie, the Guarantor, or the Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Mackie and each Guarantor shall be liable for any tax or penalties imposed on U.S. Bank as a result of the financing arrangements provided for herein and Mackie and each Guarantor agrees to indemnify and hold U.S. Bank harmless with respect to the foregoing, and to repay U.S. Bank on demand the amount thereof, and until paid by Mackie or such Guarantor such amount shall be added and deemed part of the New Term Loan, provided that nothing contained herein shall be construed to require Mackie or any Guarantor to pay any income or franchise taxes attributable to the income of U.S. Bank from any amounts charged or paid hereunder to U.S. Bank.  The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

Section 6.5                                      Insurance.  Mackie and each Guarantor shall at all times maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to U.S. Bank as to form, amount, and insurer.  Mackie and the Guarantors shall furnish certificates, policies, or endorsements to U.S. Bank as U.S. Bank shall reasonably require as proof of such insurance, and, if Mackie or any Guarantor fails to do so, U.S. Bank is authorized, but not required, to obtain such insurance at the expense of Mackie.  Mackie and the Guarantors shall cause U.S. Bank to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies.

Section 6.6                                      Financial Statements and Other Information.

(a)                                  Mackie and each Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Mackie, the Guarantors, and its Subsidiaries in accordance with GAAP.  Mackie and the Guarantors shall promptly furnish to U.S. Bank all such financial and other information as U.S. Bank shall reasonably request relating to the Collateral and the assets, business, and operations of Mackie and the Guarantors, and Mackie and the Guarantors shall notify the auditors and accountants of Mackie and the Guarantors that U.S. Bank is authorized to obtain such information directly from them.  Without limiting the foregoing, Mackie and the Guarantors shall furnish or cause to be furnished to U.S. Bank, the following:  (i) within 30 days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Mackie and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Mackie, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit B hereto along with a schedule in a form satisfactory to U.S. Bank of the calculations used in determining, as of the end of such month, whether Mackie and the Guarantors are in compliance with the covenants set forth in Section 6.17 and Section 6.18 of this Agreement for such month, (ii) within 45 days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Mackie and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Mackie, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit B hereto along with a schedule in a form satisfactory to U.S. Bank of the calculations used in determining, as of the end of such quarter, whether Mackie and the Guarantors are in compliance with the covenants set forth in Section 6.17 and Section 6.18 of this Agreement for such quarter and (iii) within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2003, audited consolidated financial statements and unaudited consolidating financial statements of Mackie and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Mackie and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants (which shall not contain a scope or a going concern qualification) with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Mackie and acceptable to U.S. Bank, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Mackie and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)                                 Mackie and the Guarantors shall promptly notify U.S. Bank in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding, or claim relating to Collateral having a value of more than $250,000 or which if adversely determined would result in any material adverse change in Mackie’s or any Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended in any material adverse respect or any new Material Contract entered into (in which event Mackie and the Guarantors shall provide U.S. Bank with a copy of such Material Contract), (iii) any order, judgment, or decree in excess of $250,000 that shall have been entered against Mackie or any Guarantor, any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by Mackie or any Guarantor, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default, and (vii) any material events, developments, or occurrences with respect to the EAW Fire Proceeding.

(c)                                  Promptly upon becoming aware of the same, Mackie and the Guarantors shall notify U.S. Bank in writing of any supplier or other creditor whose arrangements include any retention of title liens or other rights with respect to any goods supplied to Mackie or any Guarantor.  Mackie and the Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to U.S. Bank copies of all reports that Mackie or any Guarantor sends to its stockholders generally and copies of all reports and registration statements that Mackie or any Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc., or similar securities commission or exchange.

(d)                                 Mackie and the Guarantors shall furnish or cause to be furnished to U.S. Bank annual projected financial statements (prepared on a monthly basis) and such other budgets, forecasts, projections, and other information respecting the Collateral and the business of Mackie and the Guarantors, as U.S. Bank may, from time to time, reasonably request.  U.S. Bank acknowledges that any financial projections and forecasts delivered by Mackie or any Guarantor (i) may contain projected results that could differ from the actual results and (ii) will be prepared by Mackie or such Guarantor in good faith, based upon assumptions that are reasonable in light of the circumstances existing at the time such financial projections or forecasts are prepared.  Mackie and each Guarantor hereby irrevocably authorizes and directs all of their accountants or auditors to deliver to U.S. Bank, at Mackie’s expense, copies of the financial statements of Mackie and any Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of Mackie or any Guarantor and to disclose to U.S. Bank such information as they may have regarding the business of Mackie and any Guarantor.  Any documents, schedules, invoices, or other papers delivered to U.S. Bank may be destroyed or otherwise disposed of by U.S. Bank one year after the same are delivered to U.S. Bank, except as otherwise designated by Mackie to U.S. Bank in writing.

Section 6.7                                      Sale of Assets; Consolidation, Merger, or Dissolution.  Mackie and each Guarantor shall not directly or indirectly,

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Guarantor may merge with and into or consolidate with any other Guarantor, provided that each of the following conditions is satisfied as determined by U.S. Bank in good faith:  (i) U.S. Bank shall have received not less than ten Business Days’ prior written notice of the intention of such Guarantors to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to U.S. Bank the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (ii) U.S. Bank shall have received such other information with respect to such merger or consolidation as U.S. Bank may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving corporation shall expressly confirm, ratify, and assume the Obligations and the Loan Documents to which it is a party in writing, in form and substance satisfactory to U.S. Bank, and Mackie and the Guarantors shall execute and deliver such other agreements, documents, and instruments as U.S. Bank may request in connection therewith;

(b)                                 sell, assign, lease, transfer, abandon, or otherwise dispose of any Capital Stock or Indebtedness to any other Person, or any of its assets to any other Person, except for

(i)                                     sales of inventory in the ordinary course of business,

(ii)                                  the sale or other disposition of equipment (including worn-out or obsolete equipment or equipment no longer used or useful in the business of Mackie or any Guarantor) so long as such sales or other dispositions do not involve equipment having an aggregate fair market value in excess of $500,000 for all such equipment disposed of in any fiscal year of Mackie or as U.S. Bank may otherwise agree; provided that all Net Cash Proceeds from any such sale or other disposition shall be promptly paid to CFC to be applied to the outstanding principal amount of the CFC Facility, which amounts may be reborrowed in accordance with the terms hereof, or if (x) CFC shall have been paid in full, (y) the CFC Loan Agreement shall have been terminated, and (z) the CFC Facility has not been re-financed, then such proceeds shall be paid to U.S. Bank for application to the New Term Loan in inverse order of maturity,

(iii)                               the issuance and sale by Mackie or any Guarantor of Capital Stock of Mackie or such Guarantor after the date hereof; provided that (A) U.S. Bank shall have received not less than ten Business Days’ prior written notice of such issuance and sale by Mackie or such Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount that it is anticipated will be realized from the issuance and sale of such stock and the Net Cash Proceeds that it is anticipated will be received by Mackie or such Guarantor from such sale, (B) Mackie or such Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 6.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Mackie or any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Mackie and the Guarantors with U.S. Bank or are more restrictive or burdensome to Mackie or any Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as U.S. Bank may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to CFC for application to the loans governed by the CFC Loan Agreement in such order and manner as CFC may determine or at CFC’s option, to be held as cash collateral for the loans governed by the CFC Loan Agreement, or if (x) CFC shall have been paid in full, (y) the CFC Loan Agreement shall have been terminated, and (z) the CFC Facility has not been re-financed, then such proceeds shall be paid to U.S. Bank for application to the New Term Loan, and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iv)                              the issuance of Capital Stock of Mackie or any Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Mackie or such Guarantor for the benefit of its employees, directors, and consultants, provided that in no event shall Mackie or such Guarantor be required to issue, or shall Mackie or such Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans that would result in a Change of Control or other Event of Default; and

(v)                                 sales or other dispositions of assets made in accordance with the terms of the Intercreditor Agreement;

provided that, if (x) CFC shall have been paid in full, (y) the CFC Loan Agreement shall have been terminated, and (z) the CFC Facility has not been re-financed, then any proceeds that (A) result from a sale or assignment of assets used or useful in the business of Mackie or such Guarantor, (B) exceed $200,000, (C) are not permitted pursuant to Sections 6.7(b)(i) through (iv) above, and (D) Mackie or such subsidiary does not intend to reinvest, shall be paid to U.S. Bank for application to the New Term Loan in inverse order of maturity.

(c)                                  wind up, liquidate, or dissolve, except that any Guarantor may wind up, liquidate, and dissolve, provided that each of the following conditions is satisfied, (i) the winding up, liquidation, and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Mackie or any Guarantor is a party or may be bound, (ii) such winding up, liquidation, or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation, or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to Mackie, free and clear of any liens, restrictions, or encumbrances other than the security interest and liens of CFC and U.S. Bank (and U.S. Bank shall have received such evidence thereof as U.S. Bank may require) and U.S. Bank shall have received such deeds, assignments, or other agreements as U.S. Bank may request to evidence and confirm the transfer of such assets of such Guarantor to Mackie, (iv) U.S. Bank shall have received all documents and agreements that Mackie or any Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation, or dissolution, (v) neither Mackie nor any Guarantor shall assume any Indebtedness, obligations, or liabilities as a result of such winding up, liquidation, or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating, or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) U.S. Bank shall have received not less than ten Business Days prior written notice of the intention of such Guarantor to wind up, liquidate, or dissolve, and (vii) as of the date of such winding up, liquidation, or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d)                                 agree to do any of the foregoing; provided that nothing in this Section 6.7(d) of this Agreement shall prohibit Mackie or any Guarantor from entering into a non-binding letter of intent with respect to any of the foregoing.

Section 6.8                                      Encumbrances.  Mackie and each Guarantor shall not create, incur, assume, or suffer to exist any security interest, mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a)                                  the security interests and liens of U.S. Bank with respect to the assets of Mackie and the Guarantors;

(b)                                 liens securing the payment of taxes, assessments, or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Mackie, or such Guarantor, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)                                  non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Mackie’s or a Guarantor’s business to the extent:  (i) such liens secure Indebtedness or other liabilities that are not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer, or being contested in good faith by appropriate proceedings diligently pursued and available to Mackie or the Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)                                 zoning restrictions, easements, licenses, covenants, and other restrictions affecting the use of real property that do not interfere in any material respect with the use of such real property or ordinary conduct of the business of

Mackie or any Guarantor as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(e)                                  purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on real property to secure Indebtedness permitted under Section 6.9(b) hereof;

(f)                                    pledges and deposits of cash by Mackie or any Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security benefits consistent with the current practices of Mackie or such Guarantor as of the date hereof;

(g)                                 pledges and deposits of cash by Mackie or any Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, and other similar obligations in each case in the ordinary course of business consistent with the current practices of Mackie or such Guarantor as of the date hereof; provided that in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to U.S. Bank;

(h)                                 liens arising from (i) operating leases and precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials that are not owned by Mackie or any Guarantor located on the premises of Mackie or such Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Mackie or such Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)                                     judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided that (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect;

(j)                                     liens and security interests to secure the Indebtedness governed by the CFC Loan Agreement, subject to the terms of the Intercreditor Agreement;

(k)                                  the replacement of any lien or security interest permitted by Section 6.8(j) hereof on the same property subject to the lien so replaced; provided that (A) any such lien or security interest shall not secure any Indebtedness or other liabilities except for the Indebtedness permitted by Section 6.9(i) hereof and (B) U.S. Bank shall have received an intercreditor agreement, substantially in the form of the Intercreditor Agreement (or otherwise acceptable to U.S. Bank), duly authorized, executed, and delivered by the holder or holders of such lien or security interest;

(l)                                     liens and security interests of the Warehouseman on the inventory of Mackie that is in the possession or control of the Warehouseman solely to the extent (i) such liens and security interests secure accrued and unpaid fees and charges that are owing by Mackie to the Warehouseman and (ii) such fees and charges are not overdue;

(m)                               the security interests and liens set forth on Schedule 5.4 to the Information Certificate; and

(n)                                 other liens incurred in the ordinary course of business that do not exceed $100,000 in the aggregate.

Section 6.9                                      Indebtedness.  Mackie and each Guarantor shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on real property not to exceed $3,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Mackie or such Guarantor other than the equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or real property so acquired, as the case may be;

(c)                                  guarantees by Mackie or any Guarantor of the obligations of Mackie or the other Guarantors in connection with the CFC Loan Facility;

(d)                                 the Indebtedness of Mackie or any Guarantor to Mackie or any other Guarantor arising after the date hereof pursuant to loans by Mackie or any Guarantor or any of its Subsidiaries permitted under Section 6.10(g) or Section 6.10(h) hereof;

(e)                                  unsecured Indebtedness of Mackie or any Guarantor arising after the date hereof to any third person (but not to Mackie or any other Guarantor), provided that each of the following conditions is satisfied as determined by U.S. Bank:  (i) such Indebtedness shall be on terms and conditions acceptable to U.S. Bank and shall be subject and subordinate in right of payment to the right of U.S. Bank to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between U.S. Bank and such third party, in form and substance satisfactory to U.S. Bank, (ii) U.S. Bank shall have received not less than 10 days prior written notice of the intention of Mackie or such Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to U.S. Bank the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto, and such other information as U.S. Bank may request with respect thereto, (iii) U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, (iv) except as U.S. Bank may otherwise agree in writing (including the Intercreditor Agreement), all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to U.S. Bank for application to the Obligations in such order and manner as U.S. Bank may determine or at U.S. Bank’s option, may be held as cash collateral for the Obligations, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto, except, that Mackie or such Guarantor may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such Indebtedness either received by Mackie or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f)                                    the Indebtedness of Mackie to the Subordinated Lenders as evidenced by the Subordinated Notes (as in effect on the date hereof); provided that each of the following conditions is satisfied as determined by U.S. Bank:

(i)                                     the aggregate original principal amount of such Indebtedness shall not exceed $8,000,000 less the aggregate amount of all repayments, repurchases, or redemptions, whether optional or mandatory, in respect thereof,

(ii)                                  such Indebtedness shall be on terms and conditions acceptable to U.S. Bank and U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, including the Subordinated Note, each as duly authorized, executed, and delivered by the parties thereto,

(iii)                               U.S. Bank shall have received each Subordination Agreement, in form and substance satisfactory to U.S. Bank, duly authorized, executed, and delivered by the parties thereto,

(iv)                              such Indebtedness shall be at all times unsecured,

(v)                                 Mackie and the Guarantors shall not, and shall not permit any of their Subsidiaries to, make any payments with respect to such Indebtedness, except (A) Mackie may make regularly scheduled non-cash capitalized interest payments in respect of such Indebtedness in accordance with the terms of the Subordinated Notes as in effect on the date hereof, in the form of additional indebtedness having substantially the same terms and (B) Mackie may convert any or all of the principal amount of such Indebtedness into shares of common stock of Mackie or preferred stock of Mackie which, by the terms of such preferred stock, could not be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption, other acceleration or other interests,

(vi)                              Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto, except, that, Mackie or the Guarantors may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(vii)                           Mackie and the Guarantors shall furnish to U.S. Bank all demands or material notices in connection with such Indebtedness either received by Mackie or any Guarantor promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g)                                 Indebtedness of Mackie and the Guarantors under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate exchange agreements, or similar contractual arrangements intended to protect such Person against fluctuations in interest rates and currency swap agreements, forward currency purchase agreements, or similar contractual arrangements intended to protect such Person against fluctuations in currency exchange rates; provided that (i) such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and (ii) such Indebtedness shall be unsecured (but such Indebtedness may be supported by letters of credit issued pursuant to the CFC Loan Agreement);

(h)                                 the Indebtedness set forth on Schedule 6.9 to the Information Certificate that is not otherwise permitted under this Section 6.9 of this Agreement; provided that (i) Mackie and the Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto as in effect on the date hereof except, that, Mackie and the Guarantors may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such Indebtedness either received by Mackie or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be,

(i)                                     Indebtedness of Mackie and the Guarantors that refinances in full the Indebtedness permitted under Section 6.9(k) of this Agreement (the “Refinanced Indebtedness”), provided that each of the following conditions is satisfied as determined by U.S. Bank in good faith:  (i) U.S. Bank shall have received an intercreditor agreement, substantially in the form of the Intercreditor Agreement (or otherwise acceptable to U.S. Bank), duly authorized, executed, and delivered by the holder or holders of such Indebtedness, (ii) U.S. Bank shall have received not less than ten Business Days prior written notice of the intention of Mackie or the Guarantors to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to U.S. Bank the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto, and such other information as U.S. Bank may request with respect thereto, (iii) U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, (iv) all of the net proceeds of the loans or other accommodations giving rise to such Indebtedness remaining after the repayment of the Refinanced Indebtedness shall be paid to U.S. Bank for application to the Obligations in such order as U.S. Bank may determine, and (v) Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such Indebtedness either received by Mackie or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be.

(j)                                     unsecured Indebtedness of Mackie arising pursuant to the redemption by Mackie of its common stock in accordance with Section 6.11(d) of this Agreement; provided that (i) the aggregate principal amount of such Indebtedness incurred in any fiscal year shall not exceed the amount expressly permitted in Section 6.11(d) of this Agreement, (ii) neither Mackie nor any Guarantor shall make, or be required to make, any payments in respect of such Indebtedness other than regularly scheduled payments of interest at a rate per annum not to exceed the Prime Rate (as defined in the CFC Loan Agreement) plus 2 percent, (iii) U.S. Bank shall have received a subordination agreement, in form and substance satisfactory to U.S. Bank, duly executed and delivered by the holder or holders of such Indebtedness, (iv) Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto except, that Mackie and the Guarantors may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (v) Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such Indebtedness either received by Mackie or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(k)                                  the Indebtedness of Mackie and the Guarantors evidenced by the CFC Loan Agreement; provided that each of the following conditions is satisfied as determined by U.S. Bank:

(i)                                     the aggregate principal amount of such Indebtedness shall not exceed $33,500,000;

(ii)                                  U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as duly authorized, executed, and delivered by the parties thereto,

(iii)                               U.S. Bank shall have received the Intercreditor Agreement, in form and substance satisfactory to U.S. Bank, duly authorized, executed, and delivered by the parties thereto,

(iv)                              Mackie and the Guarantors shall not, directly or indirectly, amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto in a manner prohibited by clauses (y) and (z) of Section 4.4 of the Intercreditor Agreement, and

(v)                                 Mackie and the Guarantors shall furnish to U.S. Bank all demands or material notices in connection with such Indebtedness either received by Mackie or any Guarantor promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(l)                                     the Indebtedness of Mackie to KBC Bank, N.V. as evidenced by the Belgian Guarantee (as in effect on the date hereof); provided that each of the following conditions is satisfied as determined by U.S. Bank:

(i)                                     the aggregate maximum principal amount of such Indebtedness shall not exceed 580,000 Euros, less the aggregate amount of all repayments, repurchases, or redemptions, whether optional or mandatory, in respect thereof, plus interest, fees, and expenses,

(ii)                                  such Indebtedness shall be unsecured and U.S. Bank shall have received true, correct, and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as duly authorized, executed, and delivered by the parties thereto,

(iii)                               Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto, except that Mackie or the Guarantors may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate, or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(iv)                              Mackie and the Guarantors shall furnish to U.S. Bank all demands or material notices in connection with such Indebtedness either received by Mackie or any Guarantor promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(m)                               Indebtedness of Mackie arising pursuant to the redemption by Mackie of its common stock in accordance with Section 6.11(d) of this Agreement; provided that (i) the aggregate principal amount of such Indebtedness incurred in any fiscal year shall not exceed $2,000,000 (plus any non-cash capitalized interest on any such outstanding Indebtedness to the extent permitted by clause (ii) below), (ii) neither Mackie nor any Guarantor shall make, or be required to make, any payments in respect of such Indebtedness prior to the end of then current term of this Agreement except for regularly scheduled non-cash capitalized interest payments in respect of such Indebtedness, (iii) Mackie and the Guarantors shall not, directly or indirectly, (A) amend, modify, alter, or change the terms of such Indebtedness or any agreement, document, or instrument related thereto except that Mackie and the Guarantors may, after prior written notice to U.S. Bank, amend, modify, alter, or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase, or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iv) such Indebtedness shall be subject to, and subordinate in right of payment to, the right of U.S. Bank to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to U.S. Bank, (v) U.S. Bank shall have received a subordination agreement, in form and substance satisfactory to U.S. Bank, duly authorized, executed, and delivered by each holder of such Indebtedness and (vi) Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such Indebtedness either received by Mackie or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(n)                                 other unsecured Indebtedness in an aggregate amount not to exceed $300,000.

Section 6.10                                Loans and Investments.  Mackie and each Guarantor shall not directly or indirectly make any loans or advance money or property to any person, or invest in (by capital contribution, dividend, or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 investments in cash or Cash Equivalents.

(c)                                  the existing equity investments of Mackie and each Guarantor as of the date hereof in its Subsidiaries, provided that neither Mackie nor any Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d)                                 loans and advances by Mackie or any Guarantor to employees of Mackie or such Guarantor not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for:  (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Mackie or such Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e)                                  stock or obligations issued to Mackie or any Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Mackie or such Guarantor in connection with the insolvency, bankruptcy, receivership, or reorganization of such Person or a composition or readjustment of the debts of such Person; provided that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to U.S. Bank, upon U.S. Bank’s request, together with such stock power, assignment or endorsement by Mackie or such Guarantor as U.S. Bank may request;

(f)                                    obligations of account debtors to Mackie or any Guarantor arising from accounts that are past due evidenced by a promissory note made by such account debtor payable to Mackie or such Guarantor; provided that promptly upon the receipt of the original of any such promissory note by Mackie or such Guarantor, such promissory note shall be endorsed to the order of CFC (or U.S. Bank only if (x) CFC has been paid in full, (y) the CFC Loan Agreement shall have been terminated, and (z) the CFC Facility has not been re-financed) by Mackie or such Guarantor and promptly delivered to CFC (or U.S. Bank only if (x) CFC has been paid in full, (y) the CFC Loan Agreement shall have been terminated, and (z) the CFC Facility has not been re-financed) as so endorsed;

(g)                                 loans by Mackie or a Guarantor to Mackie or another Guarantor or to the Specified Foreign Subsidiaries after the date hereof, provided that

(i)                                     as to all of such loans, (A) within 30 days after the end of each fiscal month, Mackie shall provide to U.S. Bank a report in form satisfactory to U.S. Bank of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to CFC to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as CFC may require, (C) as of the date of any such loan and after giving effect thereto, Mackie or the Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii)                                  such loans are permitted by the CFC Loan Agreement.

(h)                                 loans to Mackie or any Guarantor by a Subsidiary thereof that is not a Guarantor, provided that as to all of such loans, (i) within 30 days after the end of each fiscal month, Mackie and the Guarantors shall provide to U.S. Bank a report in form and substance satisfactory to U.S. Bank of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to each such loan shall be subject to, and subordinate in right of payment to, the right of U.S. Bank to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to U.S. Bank, (iii) promptly upon U.S. Bank’s request, U.S. Bank shall have received a subordination agreement, in form and substance satisfactory to U.S. Bank, providing for the terms of the subordination in right of payment of such Indebtedness of Mackie or a Guarantor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary, and (iv) Mackie or a Guarantor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of then current term of this Agreement;

(i)                                     the loans and advances set forth on Schedule 6.10 to the Information Certificate; provided that as to such loans and advances, Mackie and the Guarantors shall not, directly or indirectly, amend, modify, alter, or change the terms of such loans and advances or any agreement, document, or instrument related thereto and Mackie and the Guarantors shall furnish to U.S. Bank all notices or demands in connection with such loans and advances either received by Mackie or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Mackie or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j)                                     the formation of new Subsidiaries incorporated or formed outside of the United States of America or any state thereof; provided that (i) neither Mackie nor any Guarantor shall at any time make any capital contributions or investments or other payments to or in or for the benefit of any such Subsidiaries and (ii) neither Mackie nor any Guarantor shall have any liability (whether by contract, operation of law, or otherwise) in respect of the indebtedness and obligations of any such Subsidiary;

(k)                                  loans and advances made prior to the date hereof and outstanding as of the date hereof (i) to Mackie Designs (Netherlands) B.V. in the aggregate principal amount of $1,300,000, and (ii) to Mackie Designs Engineering Services BVBA in the aggregate principal amount of $660,000;

(l)                                     sales of goods by Mackie or any Guarantor in the ordinary course of business (whether for cash or on credit) so long as any such sale and any such credit do not contravene or breach any other terms or provisions of this Agreement;

(m)                               the payment by Mackie to KBC Bank N.V. pursuant to the Belgian Guaranty, to the extent permitted by Section 6.9(l), together with any rights of subrogation arising in favor of Mackie as a result of such payment; and

(n)                                 other investments in an aggregate amount not to exceed $300,000.

Section 6.11                                Dividends and Redemptions.  Mackie and each Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of Mackie or such Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase, or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)                                  Mackie or any Guarantor may declare and pay such dividends or redeem, retire, defease, purchase, or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)                                 Mackie and Guarantors may pay dividends to the extent permitted in Section 6.12 below;

(c)                                  any Subsidiary of Mackie or any Guarantor may pay dividends to Mackie; and

(d)                                 Mackie may repurchase Capital Stock consisting of its common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement, or death of any such employee in accordance with the provisions of such plan, provided that as to any such repurchase, each of the following conditions is satisfied:  (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor either in cash or in the form of Indebtedness permitted under Section 6.9(j) of this Agreement, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement, or undertaking to which Mackie or such Guarantor is a party or by which Mackie or such Guarantor or its or their property is bound, (iv) the aggregate amount of all cash payments for such repurchases in any fiscal year shall not exceed $300,000, and (v) the aggregate amount of all payments for such repurchases through the incurrence of subordinated Indebtedness shall not exceed $2,000,000 in any fiscal year;

Section 6.12                                Transactions with Affiliates.  Mackie and each Guarantor shall not, directly or indirectly:

(a)                                  purchase, acquire, or lease any property or services from, or sell, transfer, or lease any property or services to, any officer, director, or other Affiliate of Mackie or such Guarantor, except (i) for transfers of property expressly permitted under Section 6.7 of this Agreement and loans and investments expressly permitted under Section 6.9 and Section 6.10 of this Agreement and (ii) except for transfers in the ordinary course of and pursuant to the reasonable requirements of Mackie’s or such Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to Mackie or such Guarantor than Mackie or such Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; provided that, with respect to accounts receivables of Mackie or a Guarantor owing by an Affiliate thereof and existing on the date hereof, the payment terms for such account receivables offered by Mackie and any Guarantor may be longer than the payment terms offered by Mackie and any Guarantor to unaffiliated account debtors; or

(b)                                 make any payments (whether by dividend, loan, or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director, or any other Affiliate of Mackie or any Guarantor, except:

(i)                                     reasonable compensation to officers, employees, and directors for services rendered to Mackie or any Guarantor in the ordinary course of business;

(ii)                                  payments by Mackie or any Guarantor to Sun Capital of a management fee in an aggregate amount per calendar quarter not to exceed the greater of 6 percent of EBITDA of Mackie and its Subsidiaries for such fiscal quarter and $100,000 (the “Quarterly Amount”); provided that as to any such payment, as of the date of such payment and after giving effect thereto, (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) U.S. Bank has received all payments scheduled to be made hereunder through the date in question; provided, further, that if the aggregate amount of management fees paid by Mackie and the Guarantors under this clause (ii) during any fiscal quarter is less than the Quarterly Amount for such fiscal quarter, then the Quarterly Amount for the succeeding fiscal quarters shall be increased by the amount equal to such shortfall until such shortfall is paid in full to

Sun Capital pursuant to this Section 6.12(b)(ii) of this Agreement; and

(iii)                               reimbursement of reasonable out-of-pocket costs and expenses incurred by Sun Capital and its Affiliates for the direct benefit of Mackie and the Guarantors in the ordinary course of and pursuant to the reasonable requirements of their business; provided that, as of the date of such reimbursement and after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom.

Section 6.13                                Compliance with ERISA.  Mackie and each Guarantor shall, and shall cause each of its ERISA Affiliates, to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder that would subject Mackie, any Guarantor, or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan that it is obligated to pay under Section 302 of ERISA, Section 412 of the Code, or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition that presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

Section 6.14                                End of Fiscal Years:  Fiscal Quarters.  Mackie and each Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

Section 6.15                                Change in Business.  Mackie and each Guarantor shall not engage in any business other than the business of Mackie or such Guarantor on the date hereof and any business reasonably related, ancillary, or complimentary to the business in which Mackie or such Guarantor is engaged on the date hereof.

Section 6.16                                Limitation of Restrictions Affecting Subsidiaries.  Neither Mackie nor any Guarantor shall directly or indirectly create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Subsidiary of Mackie or any Guarantor that is also a Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to Mackie or such Guarantor or any such Subsidiary of Mackie or such Guarantor, (b) make loans or advances to Mackie or any Guarantor or any such Subsidiary of Mackie or any Guarantor, (c) transfer any of its properties or assets to Mackie or any Guarantor or any such Subsidiary of Mackie or such Guarantor, or (d) create, incur, assume, or suffer to exist any lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Mackie or such Guarantor or any such Subsidiary of Mackie or such Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Mackie or any Guarantor or any such Subsidiary of Mackie or such Guarantor, (v) any agreement relating to permitted Indebtedness incurred by any such Subsidiary of Mackie or any Guarantor prior to the date on which such Subsidiary was acquired by Mackie or such Guarantor and outstanding on such acquisition date, (vi) customary provisions in license agreements restricting assignments or transfers of the rights of a licensee under such license agreement, and (vii) the extension, refinancing, or continuation of contractual obligations in existence on the date hereof; provided that any such encumbrances or restrictions contained in such extension, refinancing, or continuation are no less favorable to U.S. Bank than those encumbrances and restrictions under or pursuant to the contractual obligations so extended, refinanced, or continued.

Section 6.17                                EBITDA.  Mackie and its Subsidiaries shall not permit the EBITDA of Mackie and its Subsidiaries, for each period set forth below, to be less than the amount listed opposite such period:

Period	Amount

April 1, 2003, through June 30, 2003	$1,117,600
April 1, 2003, through September 30, 2003	$2,435,200
April 1, 2003, through December 31, 2003	$4,735,200
April 1, 2003, through March 31, 2004	$6,237,600
July 1, 2003, through June 30, 2004	$6,864,800
October 1, 2003, through September 30, 2004	$7,170,400
January 1, 2004, through December 31, 2004	$7,057,600
April 1, 2004, through March 31, 2005	$6,625,600
July 1, 2004, through June 30, 2005	$7,196,800
October 1, 2004, through September 30, 2005	$7,322,400
January 1, 2005, through December 31, 2005	$7,500,000
April 1, 2005, through March 31, 2006	$7,016,000

Section 6.18                                Capital Expenditures.  Mackie and its Subsidiaries shall not directly or indirectly, make or commit to make, whether through purchase, Capital Leases, or otherwise, Capital Expenditures in any fiscal year of Mackie and its Subsidiaries in excess of $4,800,000 in such fiscal year (the “Base Amount”); provided that if the aggregate amount of Capital Expenditures expended by Mackie and its Subsidiaries during any fiscal year, commencing with the fiscal year ending December 31, 2003, is less than the Base Amount for such fiscal year, then the amount of Capital Expenditures permitted to be expended hereunder in the immediately succeeding fiscal year shall be increased by the lesser of (a) such shortfall and (b) 50 percent of such Base Amount.

Section 6.19                                License Agreements.

(a)                                  Mackie and each Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions, and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer, or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive, or release any material License Agreement in any material respect or any term, provision, or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except that, subject to Section 6.19(b) below, Mackie or such Guarantor may cancel, surrender, or release any material License Agreement in the ordinary course of the business of Mackie or such Guarantor; provided that Mackie or such Guarantor (as the case may be) shall give U.S. Bank not less than 15 days prior written notice of its intention to so cancel, surrender, and release any such material License Agreement, (iv) give U.S. Bank prompt written notice of any material License Agreement entered into by Mackie or such Guarantor after the date hereof, together with a true, correct, and complete copy thereof and such other information with respect thereto as U.S. Bank may request, (v) give U.S. Bank prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to U.S. Bank (promptly upon the receipt thereof by Mackie or such Guarantor in the case of a notice to Mackie or such Guarantor and concurrently with the sending thereof in the case of a notice from Mackie or such Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by Mackie or such Guarantor in connection with any material License Agreement that relates to the right of Mackie or such Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to U.S. Bank, promptly upon the request of U.S. Bank, such information and evidence as U.S. Bank may reasonably require from time to time concerning the observance, performance, and compliance by Mackie or such Guarantor or the other party or parties thereto with the material terms, covenants, or provisions of any material License Agreement.

(b)                                 Mackie and such Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to U.S. Bank or give U.S. Bank prior written notice that Mackie or such Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than 60 days prior to the date of any such non-renewal or expiration.

Section 6.20                                After Acquired Real Property.  If Mackie or any Guarantor hereafter acquires any real property, fixtures, or any other property that is of the kind or nature that can be perfected by the filing of a mortgage, deed of trust, or deed to secure debt and such real property, fixtures, or other property at any one location has a fair market value in an amount equal to or greater than $200,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of U.S. Bank, or duties or obligations of Mackie or any Guarantor, promptly upon U.S. Bank’s request, Mackie or such Guarantor shall execute and deliver to U.S. Bank a mortgage, deed of trust, or deed to secure debt, as U.S. Bank may determine, in form and substance satisfactory to U.S. Bank and in form appropriate for recording in the real estate records of the jurisdiction in which such real property or other property is located granting to U.S. Bank a perfected lien and mortgage on and security interest in such real property, fixtures or other property subject to the terms of the Intercreditor Agreement (except as Mackie or such Guarantor would otherwise be permitted to incur hereunder or as otherwise consented to in writing by U.S. Bank) and such other agreements, documents, and instruments as U.S. Bank may in good faith require in connection therewith.

Section 6.21                                New Subsidiaries.  If Mackie or any Guarantor shall form or acquire any Subsidiary on or after the date hereof, (a) Mackie or such Guarantor shall promptly cause any such Subsidiary to execute and deliver to U.S. Bank, in form and substance satisfactory to U.S. Bank, (i) an absolute and unconditional guarantee of payment of any and all present and future Obligations, (ii) a security agreement granting U.S. Bank a security interest and lien on all of the assets of such Subsidiary (except as otherwise consented to by U.S. Bank in writing), (iii) related Uniform Commercial Code Financing Statements (and similar lien registrations), and (iv) such other agreements, documents, and instruments as U.S. Bank may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing indebtedness of such new Subsidiary to U.S. Bank, and (b) promptly upon Agent’s request (i) Mackie or such Guarantor shall execute and deliver to U.S. Bank in form and substance satisfactory to U.S. Bank, a pledge and security agreement granting to Agent a pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary; provided, that any Subsidiary of Mackie or any Guarantor that is not incorporated or formed under the United States of America or a political subdivision thereof shall not be required to execute a guaranty or pledge its assets hereunder.

Section 6.22                                Dissolution of Inactive Domestic Subsidiaries.  Mackie and the Guarantors shall, on or before 180 days after the date hereof, cause each Inactive Domestic Subsidiary to (a) dissolve in accordance with the requirements of all applicable laws and regulations and (b) assign all assets of such Subsidiary to its shareholders.

Section 6.23                                Costs and Expenses.  Mackie and the Guarantors shall pay to U.S. Bank on demand all costs, expenses, filing fees, and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement, and defense of the Obligations, U.S. Bank’s rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements, or consents that may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes, and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees, and search fees; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of U.S. Bank, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against U.S. Bank arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs heretofore and from time to time hereafter reasonably incurred by U.S. Bank; and (f) the reasonable fees and disbursements of counsel (including legal assistants) to U.S. Bank in connection with any of the foregoing.

Section 6.24                                Further Assurances.  At the request of U.S. Bank at any time and from time to time, Mackie and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents, and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain, and enforce the security interests and the priority thereof in the Collateral, and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1                                      Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)                                  Failure to Pay.  Mackie fails to pay when due any amount of principal of or interest on the New Term Loan Note, or any other amount payable by Mackie under Article II of this Agreement, within three Business Days of the date that such payment is due;

(b)                                 Breach of Certain Covenants.  (i) Mackie or any Guarantor fails to perform any of the covenants contained in Sections 6.3, 6.4, 6.6, 6.13, 6.14, 6.15, and 6.16 of this Agreement and such failure shall continue for 15 days, provided that such fifteen-day period shall not apply in the case of (A) any failure to observe any such covenant that is not capable of being cured at all or within such fifteen-day period or that has been the subject of a prior failure within a six-month period or (B) an intentional breach by Mackie or any Guarantor of any such covenant; or (ii) Mackie or any Guarantor fails to perform any of the terms, covenants, conditions, or provisions contained in this Agreement, or any of the other Loan Documents, other than those described in Section 7.1(a) and Section 7.1(b)(i) of this Agreement;

(c)                                  Breach of Warranty.  Any representation, warranty, or statement of fact made by Mackie or any Guarantor to U.S. Bank in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment, or otherwise shall when made or deemed made be false or misleading in any material respect;

(d)                                 Revocation of Agreements.  Any Guarantor revokes or terminates or fails to perform any of the terms, covenants, conditions, or provisions of any guarantee, endorsement, or other agreement of such party in favor of U.S. Bank;

(e)                                  Judgment.  One or more judgments for the payment of money is or are rendered against Mackie or any Guarantor in excess of $450,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of 45 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Mackie or any Guarantor or any of the Collateral having a value in excess of $450,000; provided that this clause (e) shall not apply to judgments, injunctions, attachments, garnishments, or executions in connection with the EAW Fire Proceeding;

(f)                                    Dissolution.  Mackie or any Guarantor that is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(g)                                 Assignment for Benefit of Creditors.  Mackie or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer, or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(h)                                 Involuntary Bankruptcy.  A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Mackie or any Guarantor or all or any part of its properties and such petition or application is not dismissed within 45 days after the date of its filing, or Mackie or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(i)                                     Voluntary Bankruptcy.  A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution, or liquidation law or statue of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by Mackie or any Guarantor or for all or any part of its property;

(j)                                     Default on Material Indebtedness.  Indebtedness of Mackie or any Guarantor (other than Indebtedness owing to U.S. Bank hereunder), in any case in an amount in excess of $450,000 shall have been accelerated or otherwise declared to be due and payable prior to the stated maturity date thereof;

(k)                                  Enforceability Challenge.  Any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding, and enforceable with respect to any party hereto or thereto (other than U.S. Bank) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding, or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l)                                     ERISA Noncompliance.  An ERISA Event shall occur that results in or could reasonably be expected to result in liability of Mackie or the Guarantors in an aggregate amount in excess of $450,000;

(m)                               Change of Control.  Any Change of Control shall occur;

(n)                                 Enforcement Proceeding.  The indictment by any Governmental Authority, or as U.S. Bank may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Mackie or any Guarantor of which Mackie, any Guarantor, or U.S. Bank receives notice, in either case, as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of U.S. Bank, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Mackie or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $450,000, or (ii) any other property of Mackie or any Guarantor that is necessary or material to the conduct of its business;

(o)                                 Material Adverse Effect.  There shall occur any event, development or condition that would constitute or have a Material Adverse Effect after the date hereof;

(p)                                 EAW Fire Proceeding.  (i) one or more judgments in connection with the EAW Fire Proceeding for the payment of money is or are rendered against Mackie or any Guarantor in excess of $1,000,000 in the aggregate (but only to the extent such amount exceeds the insurance coverage where the insurer has assumed responsibility in writing for such judgment or portion of such judgment) and shall remain undischarged or unvacated for a period in excess of 45 days or execution shall at any time not be effectively stayed, or any judgment in connection with the EAW Fire Proceeding other than for the payment of money, or injunction, attachment, garnishment, or execution in connection with the EAW Fire Proceeding is rendered against Mackie or any Guarantor or any of the Collateral having a value in excess of $1,000,000, or (ii) Mackie or Guarantors shall be liable in respect of the EAW Fire Proceeding (whether by settlement agreement or otherwise) in an aggregate amount in excess of

$1,000,000; provided that no such judgment injunction, attachment, garnishment, execution, or liability shall constitute an Event of Default under this Section 7.1(o) if (A) as of the date of the occurrence of any of the foregoing, the aggregate Excess Availability of Mackie shall not be less than the sum of the amount of any of the foregoing plus $4,000,000, or (B) if, after giving effect to the payment or any of the foregoing, the aggregate Excess Availability of Mackie shall not be less than $4,000,000; and

(q)                                 Other Defaults.  There shall be an event of default (after applicable grace periods, if any) under any of the other Loan Documents.

Section 7.2                                      Consequences of Default.  If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, U.S. Bank may invoke the Default Interest Rate and interest shall accrue and, subject to the provisions of Section 7.2 of this Agreement and Section 2.8 of the Intercreditor Agreement, shall be payable on the New Term Loan Note at that rate thereafter until the Event of Default is cured.  In addition to its rights under the preceding sentence, and subject to the terms of the Intercreditor Agreement, U.S. Bank at its option may declare the principal of and the interest on the New Term Loan Note and all other sums payable by Mackie under the this Agreement or under the New Term Loan Note to be immediately due and payable at any time following an uncured Event of Default, whereupon Mackie’s obligations under the New Term Loan Note shall become immediately due and payable (with interest accruing and payable thereon at the Default Interest Rate) without protest, presentment, notice, or demand, all of which Mackie expressly waives.  Upon the occurrence of an Event of Default pursuant to Section 7.1 of this Agreement, subject to the terms of the Intercreditor Agreement, all of the Obligations shall be immediately due and payable.

Section 7.3                                      Remedies Following Acceleration.  Upon the occurrence of an Event of Default and acceleration of Mackie’s obligations under this Agreement and the New Term Loan Note in accordance with Section 7.2 of this Agreement and subject to the terms of the Intercreditor Agreement, U.S. Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Loan Documents and all of U.S. Bank’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.

Section 7.4                                      U.S. Bank’s Rights Subject to Limitations of the Intercreditor Agreement.  Notwithstanding anything in the this Agreement to the contrary, U.S. Bank may not take any action that is prohibited by the terms of the Intercreditor Agreement.

ARTICLE VIII

MISCELLANEOUS TERMS AND CONDITIONS

Section 8.1                                      No Waivers; Remedies Cumulative.  No failure by U.S. Bank to exercise any right, power, or remedy under this Agreement, or any Loan Document, and no delay by U.S. Bank in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver thereof.  No single or partial exercise of any right, power, or remedy of U.S. Bank under this Agreement or any Loan Document shall preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy of U.S. Bank.  The exercise of any right, power, or remedy of U.S. Bank shall in no event constitute a cure or waiver of any Event of Default, or a waiver of the right of U.S. Bank or the holder of the New Term Loan Note to exercise any other right under this Agreement or the New Term Loan Note, unless in the exercise of such right, all obligations of Mackie under this Agreement and the New Term Loan Note are paid in full.  The rights and remedies provided for in this Agreement and the Loan Documents are cumulative and are not exclusive of any right or remedy provided by law.  Time is of the essence and the provisions of this Agreement and the other Loan Documents shall be enforced strictly.

Section 8.2                                      Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the state of Washington, without regard to conflicts of law principles.

Section 8.3                                      Consent to Jurisdiction and Venue; Waiver of Immunities.  Mackie hereby irrevocably submits to the jurisdiction and venue of any state or federal court sitting in Seattle, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement, the New Term Loan Note, or any other Loan Document.  Mackie irrevocably waives to the fullest extent permitted by law any objection that Mackie now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum.  Mackie agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law.  Nothing in this Section 8.3 of this Agreement shall impair the right of U.S. Bank, or the holder of the New Term Loan Note to bring any action or proceeding against Mackie or its property in the courts of any other jurisdiction.  In that regard, Mackie irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Mackie is incorporated, or sitting in any place where property or an office of Mackie is located.

Section 8.4                                      Notices.  All notices and other communications provided for in this Agreement shall be in writing and shall be sent (unless otherwise specified) by certified mail, return receipt requested (with postage prepaid), or delivered by messenger or a nationally recognized courier service, to each party at the following addresses, or at such other address as shall be designated by such party in a written notice to each other party:

To U.S. Bank:	Suite 810
111 S.W. Fifth Avenue
Portland, Oregon 97204
Attention: Ms. Elizabeth C. Hengeveld

With a copy to:	Miller Nash LLP
Suite 3500
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Attention: Mr. Louis G. Henry

To Mackie:	16220 Woodinville-Redmond Road N.E.
Woodinville, Washington 98072
Attention: Chief Executive Officer

With a copy to:
Kirkland & Ellis
200 E. Randolph
Chicago, Illinois 60601
Attention: Mr. Francesco Penati

Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

Section 8.5                                      Indemnification of U.S. Bank.  Mackie hereby agrees to indemnify and hold harmless U.S. Bank, as well as U.S. Bank’s shareholders, directors, officers, agents, attorneys, subsidiaries, and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions, or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, attorneys’ fees and reasonable fees and disbursements of consultants), and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) that shall at any time or times be incurred, suffered, sustained, or required to be paid by any such indemnified Person (except any of the foregoing that result from the gross negligence or willful misconduct of the indemnified Person) on account of, in relation to, or in any way in connection with any of the arrangements or transactions contemplated by, associated with, or ancillary to this Agreement, the other Loan Documents, or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time.  In any investigation, proceeding, or litigation, or the preparation therefor, U.S. Bank may select its own counsel and, in addition to the foregoing indemnity, Mackie agrees to pay promptly the reasonable fees and expenses of such counsel.  In the event of the commencement of any such proceeding or litigation, Mackie shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to U.S. Bank.  The provisions of this Section 8.5 of this Agreement shall survive payment or satisfaction of payment of all amounts owing with respect to the New Term Loan Note, any other Loan Document, or any other Obligation.

Section 8.6                                      Amendments and Waivers.  No term, provision, or condition of this Agreement, the New Term Loan Note, or any of the other Loan Documents may be amended, waived, discharged, or terminated, except by a written instrument signed by U.S. Bank and, in the case of amendments, by Mackie.

Section 8.7                                      Counterparts.  This Agreement and any amendment of this Agreement may be executed in counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one document.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 8.8                                      Waiver of Jury Trial.  MACKIE AND U.S. BANK HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NEW TERM LOAN NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, MACKIE AND U.S. BANK HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  MACKIE (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF U.S. BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT U.S. BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT U.S. BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH U.S. BANK IS A PARTY BECAUSE OF, AMONG OTHER THINGS, MACKIE’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Section 8.9                                      Assignment of Rights or Obligations.  This Agreement shall be binding upon and inure to the benefit of Mackie and U.S. Bank and their respective Successors and assigns.  Mackie may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior, written consent of U.S. Bank, and any such assignment or transfer purported to be made without such consent shall be ineffective.  U.S. Bank at any time may assign or otherwise transfer all or any part of U.S. Bank’s interest under this Agreement, the New Term Loan Note, and the other Loan Documents (including assignments for security and sales of participations).  Mackie acknowledges and agrees that U.S. Bank may share such information regarding Mackie with a prospective assignee or transferee of U.S. Bank’s interest in the New Term Loan Note and the other Loan Documents as U.S. Bank reasonably deems appropriate, provided that the prospective assignee or transferee agrees in writing to maintain the confidentiality of such information.

Section 8.10                                Severability.  Any provision of this Agreement, the New Term Loan Note, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 8.11                                Entire Agreement.  This Agreement and the Loan Documents set forth and constitute the entire agreement between the parties hereto with respect to the loan evidenced by the New Term Loan Note and the security for that loan.  No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement and in the Loan Documents, has been made between U.S. Bank and Mackie with respect to the loan evidenced by the New Term Loan Note and the security for that loan.

Section 8.12                                Interpretation.  This Agreement is a negotiated agreement.  In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against either of the parties to this Agreement.

Section 8.13                                Headings.  The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

Section 8.14                                Construction.  In the event of any conflict between or among the terms, conditions, and provisions of this Agreement and those of any other document or instrument referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

Section 8.15                                Statutory Notice.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the Lender, Borrower and Guarantors have executed and delivered this Amended and Restated Credit Agreement as of the day and year first above written.

MACKIE DESIGNS INC.		U.S. BANK NATIONAL ASSOCIATION

By	James T. Engen	By	/s/ E. C. Hengeveld

Name: James T. Engen		Elizabeth C. Hengeveld

Title: President & CEO		Vice President

MACKIE DESIGNS MANUFACTURING, INC.		MACKIE INVESTMENT CO.

By	James T. Engen	By	James T. Engen

Name: James T. Engen		Name: James T. Engen

Title: President		Title: President

SIA SOFTWARE COMPANY, INC.

By	James T. Engen

Name: James T. Engen

Title: President